EXHIBIT 10.1
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

CSC INVESTMENTS II LLC
SCHEDULE A TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED UNITS

This Certificate of Designation of Series A Preferred Units is a “Unit Designation” (as defined in the Amended & Restated Limited Liability Company Agreement of CSC Investments II LLC (the “Company”) dated as of May 29, 2026) and shall be annexed to, and constitute part of, such agreement. In the event of any inconsistency between the terms of this Certificate of Designation and the LLC Agreement, the terms of this Certificate of Designation shall control.

ARTICLE I

DEFINITIONS AND CALCULATIONS
Section 1.01    Definitions.
As used in this Certificate of Designation, the following capitalized terms will have the following meanings:
“Accreted Dividends” means, as of any date of determination, with respect to each outstanding Series A Preferred Unit, the aggregate amount of dividends that have accrued pursuant to Section 2.03(a) and that have not been paid or compounded pursuant to Section 2.03(b) on such unit from the immediately preceding Dividend Payment Date to such date of determination.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, [***] and any respective Affiliate thereof holding Series A Preferred Units shall not be deemed to be Affiliates of the Company and its Subsidiaries.
“Affiliated Holder” means, with respect to a Holder, a Person that is an investment fund, entity or account (or separate account), managed, sponsored, advised, sub-advised or controlled (including by means of a voting agreement) by such Holder or an Affiliate of such Holder.
“Applicable Minimum MOIC Amount” means, as of any date of determination, with respect to any particular Series A Preferred Unit, without duplication, the following:

(i)    subject to clauses (ii) and (iii) below, prior to the Step-Up Date, an amount necessary to result in a MOIC equal to the product of 1.25 multiplied by the Initial Stated Value of such Series A Preferred Unit;
(ii)    from and after the earliest of (A) the Step-Up Date, (B) a Public Exchange, (C) the occurrence of a CSC Creditor Enforcement Action and (D) a Non-Cash Offer transaction as described in Section 10.07, an amount necessary to result in a MOIC equal to the product of 1.50 multiplied by the Initial Stated Value of such Series A Preferred Unit; or
(iii)     from and after the date of the earliest to occur of (x) the filing of a Non-Consensual CSC Bankruptcy, (y) an acceleration of indebtedness under any CSC Debt Document or (z) the enforcement of creditor remedies under any CSC Debt Document by the relevant creditors thereunder after the occurrence of an “event of default” thereunder, in each case, an amount necessary to result in a MOIC equal to the product of 2.50 multiplied by the Initial Stated Value of such Series A Preferred Unit;
provided that, at such time as the Liquidation Preference with respect to any particular Series A Preferred Unit exceeds the then Applicable Minimum MOIC Amount with respect to such Series A Preferred Unit, the Applicable Minimum MOIC Amount with respect to such Series A Preferred Unit shall be equal to 0.0.
“Asset Sale” means the sale of assets of the Company and its Subsidiaries not in the ordinary course, the net proceeds of which are used all or in part to redeem in full the Series A Preferred Units for the Redemption Price.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
“Board of Directors” or “Board” means (1) with respect to the Company, the “Board of Managers” thereof, or any duly authorized committee thereof; (2) with respect to any corporation, the board of directors or managers, as applicable, of such corporation, or any duly authorized committee thereof; (3) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (4) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Unless otherwise specified in this Certificate of Designation, whenever any provision of this Certificate of Designation requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).
“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.
“Cablevision Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of January 12, 2026, by and among, inter alios, Cablevision of Litchfield, LLC, as borrower representative, each of the other loan parties party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
"Cablevision Independent Director” has the meaning assigned to such term in Section 7.06(a).
"Cablevision LLCA” has the meaning assigned to such term in Section 7.06(c).
“Cablevision Unsub HoldCo” means CSC Cablevision Holdings LLC, a Delaware limited liability company.
“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a financing lease for financial reporting purposes on the basis of GAAP. For the avoidance of doubt, operating leases will not be deemed Capitalized Lease Obligations.
“Cash Equivalents” means, as to any person: (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than thirteen (13) months from the date of acquisition by such person; (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 with maturities of not more than one (1) year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than thirteen (13) months after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit accounts maintained in the ordinary course of business; and (g) investments by any foreign Subsidiaries in any foreign equivalents of the investments described in clauses (a) through (e) above, provided that investments described in this clause (g) by any foreign Subsidiary shall be limited to (1) securities issued by a country that is a member nation of the Organization of Economic Cooperation and Development or by issuers formed under the laws of such a country, or (2) in the case of foreign Subsidiaries operating in countries that are not member nations of the Organization of Economic Cooperation and Development, investments customarily used by corporations for cash management purposes in such jurisdictions in the ordinary course of business of such corporations.
“Certificate of Designation” means this Certificate of Designation of Series A Preferred Units of the Company, as amended, restated, supplemented or otherwise modified from time to time.
“Change of Control” means the occurrence of any of the following:
(a) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as that term is used in

Section 13(d)(3) of the Exchange Act)) other than one or more Permitted Holders (or a group controlled by one or more Permitted Holders) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the issued and outstanding Voting Stock of the Company, measured by voting power rather than number of shares, other than in connection with a Qualifying IPO or any IPO Reorganization Transactions; or
(b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to a Person (including any “person” as defined above), other than to a Permitted Holder (or entity or a group controlled by one or more Permitted Holders), and other than in connection with a Qualifying IPO or any IPO Reorganization Transactions.
Notwithstanding the foregoing and for the avoidance of doubt, (i) any holding company whose principal asset is Share Capital of the Company or any direct or indirect Parent Entity shall not itself be considered a “person” or “group” for purposes of clauses (a) or (b) above; and (ii) the term “Change of Control” shall not include the consummation of any transaction for the purposes of reincorporating or reorganizing the Company in another jurisdiction.
“Closing Date” means the date when the Series A Preferred Units are initially issued.
“Commodity Hedging Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.
“Company” has the meaning set forth in the Preliminary Statements of this Certificate of Designation and shall include any successor entity thereto.
"Company Independent Director” has the meaning assigned to such term in Section 7.03.
“Competitor” means any person engaged in one or more lines of business substantially similar to one or more lines of business conducted by the Company and its Subsidiaries in the normal course; provided, however, that a Competitor shall not include any private equity fund or account, pooled investment vehicle or similar entity if the relevant fund, account, vehicle or entity does not directly or indirectly control a Competitor.
“Consensual CSC Bankruptcy Transaction” means the commencement by CSC Holdings of a voluntary “pre-arranged,” “pre-negotiated,” or “pre-packaged” case (as such terms are customarily used in the restructuring industry) under chapter 11 of the Bankruptcy Code.
“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
(a)    Consolidated Interest Expense;
(b)    Consolidated Income Taxes;
(c)    consolidated depreciation expense;
(d)    consolidated amortization and impairment expense;

(e)    any expenses, charges or other costs related to any equity offering (including of a Parent Entity), investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the incurrence of any Indebtedness permitted by this Certificate of Designation (whether or not successful) (including any such fees, expenses or charges related to the Transactions, in each case, as determined in good faith by the Company);
(f)    any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period or any net earnings, income or share of profit of any joint venture, associated company or undertaking;
(g)    other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other non-cash items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (a) through (k) of the definition of Consolidated Net Income and excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); and
(h)    (x) any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), reduced by (y) any income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of).
“Consolidated Income Taxes” means U.S. federal, state, local or non-U.S. Taxes or other payments, including deferred Taxes, based on or measured by or with respect to income, profits, capital, gross receipts or similar items of the Company and the Subsidiaries (including any withholding taxes, alternative minimum taxes, franchise taxes based on income or similar items, any penalties or interest related thereto, and any tax distributions or payments made pursuant to any tax sharing agreement or arrangement), whether or not paid, estimated, accrued or required to be remitted to any Governmental Authority.
“Consolidated Indebtedness” means, as at any date of determination, the aggregate amount of all funded Indebtedness for borrowed money of the Company and its Subsidiaries, determined on a consolidated basis, that would appear on a balance sheet prepared in accordance with GAAP at such date, and any Indebtedness described in clause (g) of the definition of “Indebtedness”, but excluding (i) undrawn letters of credit (but not unpaid reimbursement obligations in respect of drawn letters of credit in excess of three days), (ii) any Share Capital of the Company, including Preferred Equity of the Company, (iii) any undrawn revolving commitments to the extent constituting Indebtedness and (iv) Capitalized Lease Obligations.
“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of GAAP), the consolidated net interest income/expense of the Company and the Subsidiaries, whether paid or accrued, plus or including (without duplication) any interest, costs and charges consisting of:
(a)    interest expense attributable to Capitalized Lease Obligations;

(b)    amortization of debt discount, but excluding amortization of debt issuance costs, fees and expenses and the expensing of any bridge or other financing fees;
(c)    non-cash interest expense;
(d)    the consolidated interest expense that was capitalized during such period (without duplication);
(e)    net payments and receipts (if any) pursuant to Hedging Obligations (other than Currency Agreements) (excluding unrealized mark-to-market gains and losses attributable to Hedging Obligations (other than Currency Agreements));
(f)    any interest actually paid by the Company or any Subsidiary on Indebtedness of another Person that is guaranteed by the Company or any Subsidiary or secured by a Lien on assets of the Company or any Subsidiary; and
(g)    premiums, penalties, annual agency fees, penalties for failure to comply with registration obligations (if applicable) and any amendment fees, in each case, related to any Indebtedness of the Company or its Subsidiaries.
Notwithstanding any of the foregoing, Consolidated Interest Expense shall not include (i) any payments on any operating leases, including without limitation any payments on any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP, (ii) net payments and receipts (if any) pursuant to Currency Agreements (including unrealized mark-to-market gains and losses attributable to Hedging Obligations), and (iii) any pension liability interest costs.
“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(a)    any net income (loss) of any Person if such Person is not a Subsidiary (including, for the avoidance of doubt, the Lightpath Group Entities), except that equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to the Company or a Subsidiary, to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Person, to the Company or a Subsidiary by operation of the terms of such Person’s charter, certificate of designations, or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Person or its shareholders);
(b)    any net gain (or loss) realized upon the sale, abandonment or other disposition of any asset or disposed operations of the Company or any Subsidiary (including pursuant to any sale/ leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company) or returned surplus assets of any pension plan;
(c)    any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves, gains or other costs related to the Transactions; and, to the extent not otherwise included in this clause (c): recruiting, retention and relocation costs; signing bonuses and related expenses and one-time compensation charges; curtailments or modifications to pension and post-retirement employee benefit plans transaction and refinancing bonuses and special bonuses paid in connection with dividends and distributions to equity holders, start-up, transition, strategic initiative (including any multi-year strategic initiative) and integration costs, charges or expenses; costs, charges and expenses related to the start-up, pre-opening, opening, closure, and/or consolidation of operations, offices and facilities; business optimization costs, charges or expenses; costs, charges and expenses incurred in connection with new product design, development and introductions; costs and expenses incurred in connection with intellectual property development and new systems design; costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives; any costs, expenses or charges relating to any governmental investigation or any litigation or other dispute (including with any customer); costs and expenses in respect of warranty payments and liabilities related to product recalls or field service campaigns; or any fees, charges, losses, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with or related to any acquisition, investment, recapitalization, asset sale, issuance, incurrence, registration or repayment or modification of Indebtedness, issuance or offering of Share Capital, refinancing transaction or amendment, modification or waiver in respect of the documentation relating to any such transaction and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;
(d)    the cumulative effect of a change in accounting principles;
(e)    any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;
(f)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;
(g)    any unrealized gains or losses in respect of Hedging Obligations or other derivative instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations or other derivative instruments;
(h)    any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;
(i)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Subsidiary owing to the Company or any Subsidiary;

(j)    any one-time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Company or its Subsidiaries; and
(k)    any goodwill or other intangible asset impairment charge or write-off.
“Consolidated Total Net Debt and Preferred Equity Ratio” means, as of any date of determination, the ratio of (1) (A) Consolidated Indebtedness of the Company and its Subsidiaries as of such date of determination plus (B) the Stated Value of any Pari Preferred Equity and Senior Preferred Equity of the Company and its Subsidiaries as of such date of determination, minus (C) any cash or Cash Equivalents of the Company and its Subsidiaries as of such date of determination, to (2) L2QA Pro Forma EBITDA of the Company and its Subsidiaries, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.07 as determined in good faith by the Company.
“Consolidated Total Net Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Indebtedness of the Company and its Subsidiaries as of such date of determination minus any cash or Cash Equivalents of the Company and its Subsidiaries as of such date of determination, to (2) L2QA Pro Forma EBITDA of the Company and its Subsidiaries, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.07 as determined in good faith by the Company.
“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
(a)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(b)    to advance or supply funds:
(i)    for the purchase or payment of any such primary obligation; or
(ii)    to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(c)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“control” has the meaning set forth in the definition of “Affiliate.”
“Controlled Process” has the meaning assigned to such term in Section 4.01(c).
“Cooperation Agreement” means (i) that certain Cooperation Agreement, dated June 13, 2024, entered into by holders of CSC Debt, whereby holders party thereto agree not to execute, approve, vote to accept or approve, or otherwise participate in, negotiate, facilitate, consent to agree to consent to, support and/or agree to support any transaction (or any material transaction) with CSC Holdings and/or its

Subsidiaries other than a transaction approved or supported by all or a portion of such holders, and that such holders are represented by Akin Gump LLP, as legal advisor (or any law firm that replaces or supplements Akin Gump LLP as legal advisor to such group), and PJT Partners, as financial advisor (or any financial advisor that replaces or supplements PJT Partners as financial advisor to such group) and (ii) any agreement that amends, restates, replaces, succeeds, or has the same or substantially similar effect as the agreement described in clause (i) above.
“CSC Creditor Enforcement Action” means, as a result of (i) the delivery of any notice of “event of default” by the holders of any Indebtedness under the CSC Debt Documents that has not been cured or waived within any applicable grace period afforded pursuant to the CSC Debt Documents or (ii) the filing of a legal action (or the obtaining of a judgment, attachment or decree) in a court of competent jurisdiction by the holders of any Indebtedness under the CSC Debt Documents (in their capacity as such) against the Company or any Holder of Series A Preferred Units (in its capacity as such), the Series A Preferred Units cease to be in full force and effect or are otherwise declared null and void, other than for reason of satisfaction in full at the Redemption Price.
“CSC Debt” means any outstanding Indebtedness of CSC Holdings under the CSC Debt Documents.
“CSC Debt Documents” means the CSC Holdings Credit Agreement and each of the CSC Indentures.
“CSC Holdings” means CSC Holdings, LLC, a Delaware limited liability company.
“CSC Holdings Credit Agreement” means that certain Credit Agreement, dated as of October 9, 2015, among, inter alios, CSC Holdings (as successor by merger to Neptune Finco Corp.), as borrower, certain lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and security agent, Barclays Bank plc and BNP Paribas Securities Corp., as co-syndication agents, Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., Royal Bank of Canada, Societe Generale, TD Securities (USA) LLC and the Bank of Nova Scotia, as co-documentation agents, and J.P. Morgan Securities LLC, Barclays Bank plc, BNP Paribas Securities Corp., Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., Royal Bank of Canada, Societe Generale, TD Securities (USA) LLC and The Bank of Nova Scotia, as joint bookrunners and lead arrangers as amended, restated, supplemented or otherwise modified on June 20, 2016, June 21, 2016, September 9, 2016, December 9, 2016, March 15, 2017, January 12, 2018, October 15, 2018, November 27, 2018, January 24, 2019, February 7, 2019, May 14, 2019, October 3, 2019, July 13, 2022 and December 19, 2022, and November 25, 2025, and as further amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.
“CSC Indentures” means (i) the indenture, dated as of September 23, 2016, among, inter alios, CSC Holdings, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a supplemental indenture dated as of November 27, 2018, governing CSC Holdings’ 5.500% senior guaranteed notes due 2027; (ii) the indenture, dated as of January 29, 2018, among, inter alios, CSC Holdings, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a supplemental indenture dated as of November 27, 2018, governing CSC Holdings’ 5.375% senior guaranteed notes due 2028; (iii) [reserved]; (iv) the indenture, dated as of November 27, 2018, among, inter alios, CSC Holdings, as issuer, and Deutsche Bank Trust Company Americas, as trustee, governing CSC Holdings’ 7.500% senior notes due 2028; (v) the indenture, dated as of January 31, 2019, among, inter alios, CSC Holdings, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC Holdings’ 6.500%

senior guaranteed notes due 2029; (vi) the indenture, dated as of July 10, 2019, among, inter alios, CSC Holdings, as issuer and Deutsche Bank Trust Company Americas, as trustee, governing CSC Holdings’ 5.750% senior notes due 2030; (vii) the indenture, dated as of June 16, 2020, among, inter alios, CSC Holdings, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC Holdings’ 4.125% senior guaranteed notes due 2030; (viii) the indenture, dated as of June 16, 2020, among, inter alios, CSC Holdings, as issuer and Deutsche Bank Trust Company Americas, governing CSC Holdings’ 4.625% senior notes due 2030; (ix) the indenture, dated as of August 17, 2020, among, inter alios, CSC Holdings, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC Holdings’ 3.375% senior guaranteed notes due 2031; (x) the indenture, dated as of May 13, 2021, among, inter alios, CSC Holdings, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC Holdings’ 4.500% senior guaranteed notes due 2031; (xi) the indenture, dated as of May 13, 2021, among, inter alios, CSC Holdings, as issuer and Deutsche Bank Trust Company Americas, as trustee, governing CSC Holdings’ 5.000% senior notes due 2031; (xii) the indenture, dated as of April 25, 2023, among, inter alios, CSC Holdings, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC Holdings’ 11.250% senior guaranteed notes due 2028; and (xiii) the indenture, dated as of January 25, 2024, among, inter alios, CSC Holdings, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC Holdings’ 11.750% senior guaranteed notes due 2029, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time.
“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, cap, floor, ceiling, collar, currency derivative or other similar agreement to which such Person is a party or beneficiary.
“Default” means any event that is, or after notice or lapse of time or both, would become a Trigger Event.
“Demand Failure” means any failure by the Company to (i) promptly engage in a process to complete an Asset Sale, Sale of the Company or Qualifying IPO upon receipt of a Demand pursuant to, and in accordance with its obligations under, Section 4.01, or (ii) consummate an Asset Sale, Sale of the Company or Qualifying IPO pursuant to a process initiated pursuant to Section 4.01 and to fully redeem all of the outstanding Series A Preferred Units, in each case, prior to the twelve month anniversary of the delivery of a Demand; provided that if a binding agreement for an Asset Sale, Sale of the Company, or Qualifying IPO that will provide sufficient net proceeds to redeem the Series A Preferred Units in full is entered into within such twelve month period, such deadline shall be extended to eighteen months, solely to extent the consummation of such transaction remains subject to anti-trust, competition, foreign investment or other regulatory approvals or conditions which remain unsatisfied or which have not been obtained, as applicable.
“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.
“Disinterested Director” shall mean, with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall not be deemed to have such a financial interest solely by reason of such member’s holding an immaterial amount of Share Capital of the Company, a Subsidiary or any Parent Entity or any options, warrants or other rights in respect of such Share Capital.

“Disqualified Institutions” means, with respect to the Series A Preferred Units, (i) those Persons identified by the Company in writing on or prior to the Closing Date, (ii) any Person that is party to, directly or indirectly, or subject to, a Cooperation Agreement (iii) those Competitors identified in writing by the Company from time to time acting in good faith or (iv) any Affiliates of the foregoing.
“Disqualified Stock” means with respect to any Person, any Share Capital of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (i) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock which is convertible or exchangeable solely at the option of the Company or its Subsidiaries), (iii) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the capital stock in whole or in part; provided, however, that only the portion of Share Capital which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock.
“Dividend” means the dividends to be made by the Company in respect of the Series A Preferred Units in accordance with Section 2.03(a).
“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2026; provided that if any Dividend Payment Date is not a Business Day, the Dividend Payment Date will be the immediately following Business Day.
“Exchange Act” means the Securities Exchange Act of 1934, as amended (but with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Closing Date).
“GAAP” means the generally accepted accounting principles in the United States applied on a consistent basis as in effect from time to time, together with practices and financial reference periods used in the financial statements of the Company.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group Members” means the Company and its Subsidiaries; and “Group Member” means any one of them.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any guarantee of performance. The term “Guarantee” used as a verb has a corresponding meaning.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, or Currency Agreement.
“Holder” means a record holder of Series A Preferred Units.
“Holder Majority” means the Holders holding at least a majority of the then-current aggregate Stated Value of the Series A Preferred Units then outstanding provided that if the Series A Preferred Units are held by at least one Holder that is not an Affiliate of the Company or any Subsidiary of the Company, the Holder Majority must include at least one Holder who is not an Affiliate of the Company or its Subsidiaries.
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Immaterial Subsidiary” means any Subsidiary of the Company (other than any Intermediate Holding Company), which, together with its own Subsidiaries, as consolidated in the consolidated financial statements of the Company, accounts for (i) less than 5.0% of the consolidated assets of the Company and its Subsidiaries as of the last day of the most recently ended fiscal quarter of the Company and its Subsidiaries for which information has been (or was required to be) delivered pursuant to Section 7.02, and (ii) less than 5.0% of Pro Forma EBITDA of the Company and its Subsidiaries for the most recently ended period of four (4) consecutive fiscal quarters of the Company and its Subsidiaries for which information has been (or was required to be) delivered pursuant to Section 7.02; provided that all Immaterial Subsidiaries shall not, in the aggregate, account for more than 10.0% of the consolidated assets of the Company and its Subsidiaries as of the last day of such most recently ended fiscal quarter or for more than 10.0% of the Pro Forma EBITDA of the Company and its Subsidiaries for such most recently ended period of four (4) consecutive fiscal quarters.
“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):
(a)    the principal of indebtedness of such Person for borrowed money;
(b)    the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)    all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(d)    the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;
(e)    Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;
(f)    to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements, Commodity Hedging Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and
(g)    the principal component of all obligations, or liquidation preference, of any Subsidiary of such Person with respect to any Preferred Equity or any accrued dividends of any Preferred Equity.
The term “Indebtedness” shall not include (i) obligations or arrangements contemplated under the Shared Services Agreement, the Tax Sharing Agreement or the IP License Agreement and other intercompany indebtedness or obligations between or among the Company and its Subsidiaries and CSC Holdings and its Subsidiaries in the ordinary course of business, (ii) any lease (including for avoidance of doubt, any network lease or any Operating IRU), concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP, (iii) prepayments of deposits received from clients or customers in the ordinary course of business, (iv) any pension obligations, (v) Contingent Obligations, (vi) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business, (vii) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business, (viii) Indebtedness in respect of the incurrence by the Company or any Subsidiary of Indebtedness in respect of standby letters of credit, performance bonds or surety bonds provided by the Company or any Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond, (ix) any obligations to pay the deferred and unpaid purchase price for assets acquired or services supplied or otherwise owed to the Person (or any assignee thereof) from whom such assets are acquired or who supplies such services in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied, (x) any payroll accruals, (xi) Indebtedness of any Parent Entity of the Company appearing on the balance sheet of the Company, or solely by reason of push down accounting under GAAP, (xii) intercompany Indebtedness that is eliminated upon consolidation with respect to such Person, (xiii) royalty payments made in the ordinary course of business, (xiv) deferred rent obligations, Taxes (including any obligations in respect of tax distributions or payments made pursuant to any tax sharing agreement or arrangement) and compensation, (xv) customary payables with respect to money orders or wire transfers, (xv) receivables sold or discounted, whether recourse or non-recourse, including, for the avoidance of doubt, any obligations under or in respect of a Qualified Receivables Financing, in each case, in the ordinary course of business, and (xvi) Indebtedness incurred by the Company or a Subsidiary in connection with a transaction where (A) such Indebtedness is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than $250 million, whose debt has a rating immediately prior to the time such transaction is entered into, of at least A or the equivalent thereof by S&P and A2 or the equivalent thereof by Moody’s and (B) a substantially concurrent investment is made by the Company or a Subsidiary in the form of cash deposited with the lender of such Indebtedness, or a Subsidiary or Affiliate thereof, in amount equal to such Indebtedness. For the avoidance of doubt and notwithstanding the above, the term “Indebtedness” excludes any accrued expenses and trade payables and any obligations under guarantees issued in connection with various operating and telecommunications licenses.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Certificate of Designation, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clauses (e), (f) or (g) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)    in connection with the purchase by the Company or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;
(ii)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;
(iii)    Capitalized Lease Obligations incurred in the ordinary course of business; or
(iv)    franchise and performance surety bonds or guarantees incurred in the ordinary course of business.
“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company or any Subsidiary.
“Initial Stated Value” means, with respect to any Series A Preferred Unit, as of any date, $1,000 per unit.
“Initiating Holders” has the meaning assigned to such term in Section 4.01(a).
“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.
“Intermediate Holding Company” means any direct or indirect Subsidiary of the Company that directly or indirectly owns Share Capital of Cablevision Unsub HoldCo.
“Investment Bank” has the meaning assigned to such term in Section 4.01(a).
“IP License Agreement” means that certain Amended and Restated Intellectual Property License Agreement, dated as January 12, 2026, by and among certain Subsidiaries of the Company and CSC

Holdings, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“IPO Reorganization Transactions” means transactions taken in connection with and reasonably related to consummating an IPO, in each case, whether or not consummated, so long as, after giving effect thereto, no such transaction or transactions will materially adversely affect the rights, privileges or preferences of the Series A Preferred Units.
“IRS” means the United States Internal Revenue Service.
“Junior Share Capital” means common equity or Preferred Equity of the Company which, by its terms, ranks junior to the Series A Preferred Units in right of payment of dividends and upon liquidation, dissolution, or winding up of the Company.
“L2QA Pro Forma EBITDA” shall mean as of any date of determination, Pro Forma EBITDA for the period of the most recent two consecutive fiscal quarters ending prior to the date of such determination for which internal combined financial statements of the Company and its Subsidiaries are available multiplied by 2.0.

“Law” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Lightpath Group Entities” has the meaning assigned to such term in the definition of “Subsidiary”.
“Lightpath Holdco” means CSC Lightpath Holdings LLC, a Delaware limited liability company.
“Limited Condition Transaction” means (a) any incurrence or issuance of, or redemption, repurchase, exchange, defeasance, satisfaction and discharge, refinancing or repayment of, Indebtedness or Share Capital or (b) any other transaction undertaken or proposed to be undertaken in connection with any of the foregoing including as part of a Consensual CSC Bankruptcy Transaction.
“Liquidation Preference” means, at any date of determination and with respect to each outstanding Series A Preferred Unit, the sum of (a) the then current Stated Value thereof, plus (b) all accrued, accumulated and unpaid but uncompounded Dividends thereon.
“LLC Agreement” has the meaning assigned to such term in Section 2.02(b)(ii).
“Material Subsidiary” means any Subsidiary of the Company that is not an Immaterial Subsidiary.
“MOIC” means, with respect to a Series A Preferred Unit, a multiple on invested capital equal to the quotient determined by dividing (a) the sum of (x) the aggregate amount of all Dividends made in cash with respect to such Series A Preferred Unit on or prior to the applicable date of determination, plus

(y) 100.0% of the then current Stated Value of such Series A Preferred Unit, by (b) the Initial Stated Value.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Non-Cash Offer” has the meaning assigned to such term in Section 10.07.
“Non-Consensual CSC Bankruptcy” means (i) the commencement of a voluntary case under the Bankruptcy Code by (x) CSC Holdings or any of its material Subsidiaries other than the Company and its Subsidiaries, if at the commencement of such voluntary case, the Company is a Subsidiary of CSC Holdings, or (y) CSC Holdings or any of its material Subsidiaries, if at the commencement of such voluntary case CSC Holdings is a Subsidiary of the Company, or (ii) the entry of an order for relief against CSC Holdings in an involuntary case under the Bankruptcy Code, which order remains unstayed or in effect for 60 consecutive days (in each case, other than in connection with a Consensual CSC Bankruptcy Transaction).
“Non-Consensual Trigger Event” means (a) the occurrence of a Change of Control and/or (b)(i) the effective date of a plan of reorganization in a Non-Consensual CSC Bankruptcy, or (ii) the date on which a final, non-appealable order is entered authorizing the appointment of a bankruptcy trustee or receiver with respect to a Non-Consensual CSC Bankruptcy, in the case of each of the foregoing clauses (i) and (ii), to the extent such plan or appointment, as applicable, results in the Permitted Holders ceasing to control, directly or indirectly, the Company.
“Operating IRU” shall mean an indefeasible right of use of, or operating lease or payable for lit or unlit fiber optic cable or telecommunications conduit or the use of either.
“Optimum” refers to Optimum Communications, Inc., a Delaware corporation, or its successors.
“Organizational Documents” means the organizational documents of the Company.
“Parent Entity” means any Person of which the Company at any time is or becomes a direct or indirect Subsidiary.
“Pari Preferred Equity” means (x) the Series A Preferred Units, (y) the Public Exchange Preferred Units and (z) any other outstanding Preferred Equity of the Company with preferential right of payment that is pari passu with the Series A Preferred Units.
“Permitted Holders” means, collectively, (1) Optimum, (2) any Affiliates of Optimum, and (3) any Person who is acting as an underwriter in connection with a public or private offering of Share Capital of any Parent Entity or the Company or its Subsidiaries, acting in such capacity.
“Permitted Refinancing” means the incurrence of any Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, retire, discharge, repurchase, exchange or refund (collectively, “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituted a Permitted Refinancing); provided that the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and other costs and expenses incurred in connection with such refinancing).

“Permitted Transfer” has the meaning as set forth in Section 6.01(a).
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Preferred Cash Dividend Rate” means 13.0% per annum.
“Preferred Compounded Dividend Rate” means 15.0% per annum.
“Preferred Dividend Rate” means the Preferred Cash Dividend Rate or the Preferred Compounded Dividend Rate, as applicable.
“Preferred Equity” as applied to the Share Capital of any Person, means Share Capital of any class or classes (however designated) which is preferred as to the payment of dividends, return of capital or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Share Capital of any other class of such Person.
“Preferred Units Documentation” means this Certificate of Designation, the Series A Preferred Unit Purchase Agreement and the Series A Preferred Unit Exchange Agreement.
“Pro Forma EBITDA” shall mean, for any period, the Consolidated EBITDA of the Company and its Subsidiaries, provided that for the purposes of calculating Pro Forma EBITDA for such period, if, as of such date of determination:
(a)    since the beginning of such period the Company or any Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (and is not the Company or a Subsidiary at the end of such period) (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate Pro Forma EBITDA is such a Sale, Pro Forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes “discontinued operations” in accordance with GAAP, Consolidated Net Income shall be reduced by an amount equal to the Consolidated Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Consolidated Net Income (if negative) attributable thereto for such period;
(b)    since the beginning of such period, a Parent Entity, the Company or any Subsidiary (by merger or otherwise) has made an investment in any Person that thereby becomes a Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business or a Person otherwise becomes a Subsidiary (and remains a Subsidiary at the end of such period) (any such investment, acquisition or designation, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Pro Forma EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and
(c)    since the beginning of such period, any Person will have made any Sale that would have required an adjustment pursuant to clause (a) above if made by the Company or a Subsidiary since the beginning of such period, Pro Forma EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale occurred on the first day of such period.

For the purposes of this definition and the definitions of Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income, or any other purpose hereunder (a) whenever pro forma effect is to be given to any transaction (including, without limitation, transactions listed in clauses (a)-(c) hereof) or calculation hereunder or such other definitions, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Company (including in respect of anticipated expense and cost reductions and synergies) (calculated on a pro forma basis as though such expense and cost reductions and synergies had been realized on the first day of the period for which Pro Forma EBITDA is being determined and as though such cost savings, operating expense reductions and synergies were realized during the entirety of such period), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on and as of the first day of the relevant period and (c) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months).
“Protective Covenants” has the meaning set forth in Article VII.
“Protective Provision Breach Event” means a breach by the Company of its obligations pursuant to Section 7.01 and, if applicable, Section 7.04, in each case, which such breach has continued unremedied, unwaived and uncured for 5 Business Days following the earlier of knowledge of such breach by a Responsible Officer or receipt of written notice by the Company from the Holder Majority of such breach.
“Public Exchange” means the exchange of up to $300,000,000 in initial stated value of Public Exchange Preferred Units for shares of class A common stock of Optimum pursuant to an effective registration statement on Form S-4.
“Public Exchange Preferred Units” means a series of Preferred Equity of the Company ranking pari passu with the Series A Preferred Units and having terms substantially identical to the Series A Preferred Units except that the Public Exchange Preferred Units shall having no voting rights with respect to any matter requiring the consent of a Holder Majority (or shall be deemed to consent to any matter requiring the consent of a Holder Majority).
“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Share Capital), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Share Capital of any Person owning such property or assets, or otherwise.
“Qualified Receivables Financing” means any receivables financing that meets the following conditions: (1) an officer or the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company or its applicable Subsidiary, (2) all sales of accounts receivable and related assets in connection with such Qualified Receivables Financing are made at fair market value (as determined in good faith by the Company), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company).

“Qualifying IPO” means (i) a consummated bona fide initial underwritten public offering of common equity interests of the Company, a Parent Entity or a Subsidiary thereof, or a successor of the Company, on the New York Stock Exchange, the NASDAQ Global Market or other internationally recognized stock exchange or (ii) the consummation of any transaction resulting in the common equity interests of the Company, a Parent Entity or a Subsidiary thereof, or a successor of the Company being publicly listed on the New York Stock Exchange, the NASDAQ Global Market or other internationally recognized stock exchange (including through any SPAC IPO, de-SPAC merger, direct listing or specialized purpose acquisition vehicle transaction).
“Redemption Date” means:
(a)    in respect of any redemption pursuant to Section 3.06, the date set by the Company as the date on which such redemption shall occur and subject to extension until the satisfaction, or waiver by the Company, of any conditions precedent; and
(b)    in respect of any redemption pursuant to Section 3.07, the date on which a Repurchase Event occurs.
“Redemption Price” means, with respect to any Series A Preferred Units on any Redemption Date, the greater of (i) 100% of the then current Stated Value of such Series A Preferred Units as of such Redemption Date and (ii) the Applicable Minimum MOIC Amount, in each case, plus the aggregate accumulated and unpaid Dividends with respect to such Series A Preferred Units which have not yet been paid in cash or compounded in accordance with Section 2.03(a) up to, but excluding, the Redemption Date.
“Register” means the official register of owners of the Series A Preferred Units maintained by or on behalf of the Company for the purpose of recording ownership and transfers of shares of the Series A Preferred Units.
“Related Taxes” means without duplication:
(a)    any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles, payroll, employment, alternative minimum, estimated or similar Taxes (other than (x) Taxes measured by income and (y) withholding taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:
(i)    being incorporated or otherwise being established or having Share Capital outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of its Subsidiaries);
(ii)    being a holding company parent, directly or indirectly, of the Company or any of its Subsidiaries;
(iii)    receiving dividends from or other distributions in respect of the Share Capital of, directly or indirectly, the Company or any of its Subsidiaries; or
(iv)    having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity; or

(b)    if and for so long as the Company is a member of or included in a group filing a consolidated or combined tax return with any Parent Entity or, for so long the Company is an entity disregarded as separate from its Parent Entity for U.S. federal income tax purposes, any Taxes measured by income for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.
“Repurchase Event” has the meaning assigned to such term in Section 3.07.
“Responsible Officer” means the chief executive officer, director, president, vice president, chief financial officer, chief legal officer, treasurer, assistant treasurer, controller or assistant controller or other similar officer of the Company, and, as to any document delivered on the Closing Date, any secretary or assistant secretary of the Company and any officer or employee of the Company whose signature is included on an incumbency certificate or similar certificate. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.
“Restricted Payment” has the meaning assigned to such term in Section 7.04.
“S&P” means S&P Global Ratings, and any successor thereto.
“Sale of the Company” means, directly or indirectly, a transaction that results in a Change of Control.
“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Senior Preferred Equity” means any Preferred Equity of the Company with a preferential right of payment that is senior to the Series A Preferred Units.
“Series A Preferred Unit Exchange Agreement” means one or more Series A Preferred Unit Exchange Agreements, dated as of the Closing Date, by and among the Company and the investors party thereto, as amended from time to time in accordance with the terms thereof.
“Series A Preferred Unit Purchase Agreement” means that certain Series A Preferred Unit Purchase Agreement, dated as of the Closing Date, by and among the Company and the investors party thereto, as amended from time to time in accordance with the terms thereof.
“Series A Preferred Units” has the meaning set forth in Section 2.01.
“Share Capital” means all of the shares, interests, rights, participations or other equivalents (however designated) of, or other ownership or profit interests or units in, including any limited or general partnership interest and any limited liability company membership interest, and all of the warrants, options or other rights for the purchase, acquisition or exchange of any of the foregoing (including through convertible securities), but excluding any debt security that is convertible into, or exchangeable for, any of the following:

(1)    in the case of a corporation or company, corporate stock or share capital;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Share Capital).
“Shared Services Agreement” means that certain Amended and Restated Shared Services Agreement, dated as of January 12, 2026, by and among certain Subsidiaries of the Company and CSC Holdings, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.
“SPAC IPO” means the acquisition, purchase, merger, amalgamation or other combination of the Company, a Parent Entity or a Subsidiary thereof, or a successor of the Company, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in any common equity interests of the Company, a Parent Entity or a Subsidiary thereof, or a successor of the Company, or any direct or indirect Parent Entity of such SPAC IPO Entity (or its successor by merger, amalgamation or other combination) being publicly traded on any United States national securities exchange or over-the-counter market, or any analogous exchange or market in Canada, the United Kingdom or the European Union.
“SPAC IPO Entity” has the meaning assigned to such term in the definition of “SPAC IPO”.
“Stated Value” means, at any date of determination, (a) with respect to each outstanding Series A Preferred Unit, the sum of (i) $1,000.00 (adjusted as appropriate in the event of any membership split, membership distribution, recapitalization or combination with respect to the Series A Preferred Units) plus (ii) the aggregate amount of Dividends compounded on such Series A Preferred Unit in accordance with Section 2.03(a) as of the date of determination, and (b) with respect to any other Preferred Equity, the initial amount of such Preferred Equity plus the aggregate amount of dividends on such Preferred Equity as compounded in accordance with the terms thereof.
“Step-Up Date” means the date that is nine (9) months following the Closing Date.
“Subject Debt” has the meaning assigned to such term in the Cooperation Agreement; provided, that, notwithstanding anything to the contrary in any Cooperation Agreement, under no circumstances shall any Series A Preferred Units (or amounts payable with respect thereto) be considered Subject Debt.
“Subsidiary” means, with respect to any Person:
(a)    any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Share Capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such

Person or one or more of the other Subsidiaries of that Person or a combination thereof; or
(b)    any partnership, joint venture, limited liability company or similar entity of which:
(i)    more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and
(ii)    such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
Unless specified herein, any reference to a Subsidiary shall refer to a Subsidiary of the Company; provided that for all purposes hereunder, any reference to “Subsidiary” shall exclude Lightpath Holdco and its direct or indirect subsidiaries (the “Lightpath Group Entities”) (other than to the extent expressly provided in the definition of Consolidated Net Income), and the Lightpath Group Entities shall be treated as “unrestricted” subsidiaries for the purposes of any limitations, restrictions or covenants, including calculations of Indebtedness, set forth herein that affect the Company and its subsidiaries.
“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of May 29, 2026, by and among CSC Holdings, the Company and Optimum, as amended, restated, supplemented, replaced or otherwise modified from time to time; provided that no amendment, restatement, supplement, replacement or other modification after the Closing Date that would reasonably be expected to be materially adverse to Holders or their rights in their capacity as Holders shall be given any effect for purposes of this Certificate of Designation without the prior written consent of the Holder Majority.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings), assessments, fees, surcharges or other charges of any kind imposed by any Governmental Authority, including any U.S. federal, state, local or non-U.S. taxes based on, measured by or with respect to income, profits, capital, gross receipts or similar items, any franchise taxes, alternative minimum taxes, estimated taxes, withholding taxes, value added taxes, sales taxes, use taxes, transfer taxes, stamp taxes, property taxes, excise taxes, payroll taxes and employment taxes, and any interest, penalties, additions to tax and additional amounts related to any of the foregoing.
“Transactions” means the transactions contemplated by the Series A Preferred Unit Purchase Agreement, the Series A Preferred Unit Exchange Agreement and the Public Exchange.
“Trigger Event” has the meaning assigned to such term in Section 8.01.
“Voting Stock” means, with respect to any person, any class or classes of Share Capital pursuant to which the holders thereof have the general voting power under ordinary circumstances (without regard to the occurrence of any contingency) to elect at least a majority of the Board of Directors of such person.
Section 1.02    Rules of Construction. Unless the context otherwise requires or otherwise specified herein:
(a)    a term has the meaning assigned to it herein;

(b)    headings are for convenience only and will not be given effect in interpreting this Certificate of Designation;
(c)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
(d)    “or” is not exclusive;
(e)    the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;
(f)    words in the singular include the plural, and in the plural include the singular;
(g)    “will” shall be interpreted to express a command;
(h)    provisions apply to successive events and transactions;
(i)    references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(j)    any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law;
(k)    references to a Person also include its permitted assigns and successors;
(l)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Certificate of Designation;
(m)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Certificate of Designation as a whole and not any particular Article, Section, clause or other subdivision;
(n)    all references to $, currency, monetary values and dollars set forth herein mean U.S. dollars;
(o)    in determining whether any action, event, circumstance or transaction is “permitted” hereunder or under any other document or law, such action, event, circumstance or transaction shall be deemed to be “permitted” so long as such action, event, circumstance or transaction is not prohibited hereunder or under such document or law, as applicable;
(p)    words used herein implying any gender shall apply to all genders;
(q)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;
(r)    the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(s)    any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity);
(t)    a statement that a copy of an item has been delivered means a correct and accurate copy of such item has been delivered;
(u)    any financial ratios required to be maintained by the Company pursuant to this Certificate of Designation (or required to be satisfied in order for a specific action to be permitted under this Certificate of Designation) shall be calculated by dividing the appropriate numerator by the appropriate denominator, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number);
(v)    when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; and
(w)    all references to “in the ordinary course of business” of the Company or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Company or such Subsidiary, as applicable, or (ii) generally consistent with the past or current practice of the Company or such Subsidiary, as applicable.
(x)    the word “knowledge” or “awareness” (or similar terms) means the actual knowledge of a natural Person and the “knowledge” of the Company, the Company or any subsidiary thereof means the actual knowledge of the chief executive officer, chief financial officer, president, treasurer or any other officer supervising the financial or legal affairs of the applicable Person;
(y)    all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable);
(z)    references to Organizational Documents, agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by the Preferred Unit Documentation; and
(aa)    any Responsible Officer executing any Preferred Unit Documentation or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as any Responsible Officer on behalf of the Company and not in any individual capacity.
Section 1.03    Acts of Holders.
(a)    Except as herein otherwise expressly provided, any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Certificate of Designation to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the Holders or such Holder, as applicable, in person. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Company.
(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by Law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Holders deem sufficient.
(c)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Series A Preferred Unit shall bind every future Holder of the same Series A Preferred Unit and the Holder of every Series A Preferred Unit issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Holders or the Company in reliance thereon, whether or not notation of such action is made, unless such consent is revoked by the Holder in accordance with Section 8.02 hereof.
(d)    The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be 10 days prior to the first solicitation of such consent, except that when the action being submitted to the Holders is required to be submitted to the Holders under the DLLCA, then such record date shall be the date provided for under the DLLCA.
(e)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Series A Preferred Unit may do so with regard to all or any part of the Liquidation Preference or Redemption Price of such Series A Preferred Unit or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such Liquidation Preference or Redemption Price. Any notice given or action taken by a Holder or its agents with regard to different parts of such Liquidation Preference or Redemption Price pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.
Section 1.04    Effect of Covenants. For the avoidance of doubt, other than Section 10.08 which will survive the disposition by the Holders of Series A Preferred Units, the covenants set forth in this Certificate of Designation shall only apply at a time when Series A Preferred Units remain outstanding and shall cease to apply when all Series A Preferred Units are no longer outstanding.
Section 1.05    Accounting Terms.
(a)    Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Certificate of Designation shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, unless otherwise agreed to by the Company and the Holder Majority. However, if the Company notifies the Holder Majority that the Company requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring after the date of delivery of the latest audited financial statements described in Section 7.02(a) or in the application thereof on the operation of such provision (or if the Holder Majority requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Company or the Holder Majority, then the Company and the Holder Majority shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Company or the Holders) to preserve the original intent thereof in light of such change in GAAP or the application thereof.
Section 1.06    Certain Compliance Calculations.
Notwithstanding anything to the contrary herein, in the event an item of Indebtedness or Preferred Equity (or any portion thereof) is incurred, assumed or issued or other transaction is undertaken (including a Limited Condition Transaction) in reliance on a ratio basket based on the Consolidated Total Net Debt Ratio, the Consolidated Total Net Debt and Preferred Equity Ratio or other ratio-based test, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other non-ratio-based basket substantially concurrently (including, for the avoidance of doubt, any interest expense arising with respect to any such Indebtedness incurred under any such non-ratio-based basket). Each item of Indebtedness or Preferred Equity that is incurred, assumed or issued, and each other transaction undertaken will be deemed to have been incurred, assumed, issued or taken first, to the extent available, pursuant to the relevant Consolidated Total Net Debt Ratio and/or Consolidated Total Net Debt and Preferred Equity Ratio test.
Other than as expressly prohibited hereunder, if a proposed action, matter, transaction or amount (or a portion thereof) meets the criteria of more than one applicable basket, permission or threshold under this Certificate of Designation, the Company shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification and with respect to the reclassification of any Indebtedness incurred in reliance on any non-ratio based basket into any ratio-based basket, deeming all outstanding amount of Indebtedness incurred in reliance of all such non-ratio based baskets as being re-incurred at such later date) such action, matter, transaction or amount (or a portion thereof) between such baskets, permission or thresholds as it shall elect from time to time.
This Certificate of Designation shall provide that any calculation, test or measure that is determined with reference to the Company’s financial statements (including, without limitation, Consolidated EBITDA, Pro Forma EBITDA, Consolidated Net Income, Consolidated Total Net Debt Ratio and Consolidated Total Net Debt and Preferred Equity Ratio) may be determined with reference to the financial statements of a direct or indirect Parent Entity of the Company instead, so long as such calculation, test or measure would not differ by more than an immaterial amount when using the financial statements of such direct or indirect Parent Entity of the Company as compared to if such calculation, test or measure were made using the Company’s financial statements (as determined in good faith by the Company).
If the Company or any Subsidiary takes an action which at the time of the taking of such action would in the good faith determination of the Company be permitted under the applicable provisions of this Certificate of Designation based on the financial statements available at such time, such action shall be deemed to have been made in compliance with this Certificate of Designation notwithstanding any subsequent adjustments, modifications or restatements made in good faith to such financial statements affecting Consolidated Net Income, Consolidated EBITDA, Pro Forma EBITDA or other applicable financial metric.
Section 1.07    Pro Forma and Other Calculations.
(a)    Notwithstanding anything to the contrary herein but subject to Section 1.06 above, any financial ratio, calculation or test hereunder (including measurements of baskets and other calculations on the basis of Consolidated Net Income, Consolidated EBITDA or Pro Forma EBITDA and the calculation of Consolidated Total Net Debt Ratio, Consolidated Total Net Debt and Preferred Equity Ratio or any other financial ratio and regardless of whether such calculation shall explicitly be required to be made on a pro forma basis or be given pro forma effect), shall be calculated in the manner consistent with the definition of “Pro Forma EBITDA”. Without limiting the foregoing:
(i)    The amount of cash and Cash Equivalents included in the calculation of Consolidated Total Net Debt Ratio shall be such amount of cash and Cash Equivalents on the date of determination after giving effect to the consummation of the transactions consummated concurrently therewith, including the use of proceeds of any Indebtedness incurred concurrently therewith but without netting of the cash proceeds of such Indebtedness.
(ii)    With respect to any pro forma calculation that is required to be made in connection with any acquisition or other investment in respect of which financial statements for the applicable target are not available for the same periods for which financial statements of the Company are available, the Company shall make the relevant calculation on the basis of the relevant available financial statements (even if for differing periods) or such other commercially reasonable basis as the Company may elect. Any calculation by the Company may be based on the financial statements delivered pursuant to Section 4.01 whether or not such financial statements constitute the financial statements of the Company and its Subsidiaries so long as the differences are immaterial.
(b)    Limited Condition Transaction. In connection with any action being taken in connection with a Limited Condition Transaction, for the purposes of:
(i)    determining whether any Indebtedness that is being incurred in connection with such Limited Condition Transaction is permitted to be incurred in compliance with Section 7.01;
(ii)    determining whether any other transaction undertaken or proposed to be undertaken in connection with such Limited Condition Transaction complies with the representations and warranties, Defaults, Trigger Events, covenants or agreements contained in this Certificate of Designation; and
(iii)    any calculation of the ratios or baskets, including Consolidated Total Net Debt and Preferred Equity Ratio, Consolidated Total Net Debt Ratio, Consolidated Net Income, Consolidated EBITDA and/or Pro Forma EBITDA and whether a Default or Trigger Event exists in connection with the foregoing, in each case, at the option of the Company, either (i) the date that the definitive agreement for such Limited Condition Transaction is entered into, (ii) the time that binding commitments contemplated or incurred in connection with such Limited Condition Transaction are provided or entered into or (iii) the time of delivery of irrevocable notice with respect to the consummation of such Limited Condition

Transaction, as the case may be (any such applicable date, the “Transaction Agreement Date”) may be used as the applicable date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma EBITDA.” For the avoidance of doubt, if the Company elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (a) any fluctuation or change in the Consolidated Total Net Debt Ratio, Consolidated Total Net Debt and Preferred Equity Ratio, Consolidated Net Income, Consolidated EBITDA and/or Pro Forma EBITDA from the Transaction Agreement Date to the consummation of such Limited Condition Transaction will not be taken into account for purposes of determining whether any Indebtedness that is being incurred in connection with such Limited Condition Transaction, or in connection with compliance by the Company or any of its Subsidiaries with any other provision of this Certificate of Designation or any other transaction undertaken in connection with such Limited Condition Transaction, is permitted to be incurred and (b) until such Limited Condition Transaction is consummated or such definitive agreements are terminated or the binding commitment or irrevocable notice expires without consummation of such Limited Condition Transaction, such Limited Condition Transaction and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness unrelated to such Limited Condition Transaction) that are consummated after the Transaction Agreement Date and on or prior to the consummation of such Limited Condition Transaction and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered, the binding commitment is provided or the date irrevocable notice is delivered, as applicable, and outstanding thereafter for purposes of calculating any baskets or ratios under this Certificate of Designation after the date of such agreement, provision of the binding commitment or delivery of notice, as applicable, and before the consummation of such Limited Condition Transaction.
(c)    Calculations and determinations made pursuant to this Section 1.07 shall be made in good faith by a Responsible Officer of the Company and, notwithstanding anything to the contrary herein, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Certificate of Designation that was calculated or determined in good faith by a Responsible Officer of the Company based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Certificate of Designation at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Trigger Event under this Certificate of Designation.
(d)    “pro forma,” as used in this Certificate of Designation, shall be understood and construed in accordance with this Section 1.07.
ARTICLE II

DESIGNATION, VOTING AND DIVIDENDS
Section 2.01    Designations. A total of 512,503 preferred units will be designated as a series known as Series A Preferred Units (the “Series A Preferred Units”).

Section 2.02    Voting and Consent Rights.
(a) On any matter on which the holders of common equity shall be entitled to vote, the Series A Preferred Units shall vote together with the common equity as a single class, with the Series A Preferred Units having voting rights, in the aggregate, equal to 2% of the aggregate voting power and the common equity having voting rights, in the aggregate, equal to 98% of the common equity and the Series A Preferred Units voting as a single class, except where a separate class vote of the common equity is required by applicable law. On any matter on which Holders of Series A Preferred Units shall be entitled to vote, the Holders of Series A Preferred Units shall vote separately as a single class with respect to the Series A Preferred Units, in person or by proxy, at a meeting called for such purpose or by written consent without a meeting. The approval of any matter or action shall require the affirmative vote or consent of a Holder. For the avoidance of doubt, to the extent any Series A Preferred Units are redeemed in accordance with Article III hereof, the voting power (or votes) associated with such redeemed Series A Preferred Units shall be extinguished upon such redemption.
(b) Subject to Article IX, the Company shall not take or effect any of the following actions without the affirmative vote or consent of a Holder Majority, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, whether or not such approval is required pursuant to the DLLCA:
(i) amend, modify, supplement, waive, alter or repeal (in each case, whether by merger, consolidation or otherwise) any of the terms of this Certificate of Designation;
(ii) amend, modify, supplement, waive, alter or repeal (in each case, whether by merger, consolidation or otherwise) any of the terms of the Amended and Restated Limited Liability Company Agreement of the Company (excluding this Certificate of Designation, which may be amended only pursuant to the terms hereof) (as amended, restated supplemented or otherwise modified from time to time, the “LLC Agreement”) or other Organizational Documents of the Company in a manner that would by its terms (x) reasonably be expected to materially and adversely affect the Holders or their rights in their capacities as Holders, (y) except as provided in Section 10.07, treat any Holder materially differently than any other Holder or (z) amend the specific rights, preferences, privileges, voting powers, remedies, obligations or liabilities of a Holder of the Series A Preferred Units;
(iii) amend, modify, supplement, waive, alter or repeal (in each case, whether by merger, consolidation or otherwise) any of the terms of the LLC Agreement (whether by a certificate of designation or otherwise) or any provision thereof (in each case, only as it relates to the actions contemplated by the remainder of this clause (iii)), or any other action to authorize or create, or increase the number of authorized or issued, or any securities convertible into, or reclassify any security into, or issue, any class or series of Share Capital of the Company ranking senior to, or on a parity basis with, the Series A Preferred Units as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; provided that no consent shall be required to authorize or create, or increase the number of authorized or issued, or any securities convertible into, or reclassify any security into, or issue, any class or series of Share Capital of the Company to the extent permitted to be issued or incurred under Section 7.01;

(iv) increase or decrease the authorized number of Series A Preferred Units after the Closing Date; provided that no consent shall be required to increase the authorized number of Series A Preferred Units to the extent permitted to be issued or incurred under Section 7.01;
(v) take any action prohibited by this Certificate of Designation; and
(vi) amend, modify, waive or repeal any provision of the Cablevision LLCA documenting the rights provided to the Holders in Section 7.06;
provided, however, that the authorization or creation of, or the increase in the number of authorized or issued, or any securities convertible into, or the reclassification of any security (other than the Series A Preferred Units) into, or the issuance of, Junior Share Capital or common equity interests (and any amendment, modification, supplement, waiver, alteration or similar action with respect to the Organizational Documents of the Company to effectuate any such action) will not require the vote or consent of the holders of the Series A Preferred Units.
For purposes of this Article II, the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of Share Capital of the Company shall be deemed an amendment to the LLC Agreement of the Company; provided that any such amendment to set forth the terms of any Share Capital of the Company permitted by this Certificate of Designation shall be permitted without the requirement of the vote or consent of the Series A Preferred Units.
(c) Sacred Rights. Notwithstanding any other term of this Certificate of Designation to the contrary (including Section 2.02(b) and Article IX), no amendment, modification, supplement or waiver (in each case, including by merger, consolidation or otherwise) of the following terms of this Certificate of Designation or of the following preferences, powers or rights of the Holders of the Series A Preferred Units shall be made, permitted or given effect without the affirmative vote or consent of each Holder of the Series A Preferred Units adversely affected thereby, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, whether or not such approval is required pursuant to the DLLCA: (i) the definitions of Preferred Cash Dividend Rate, Preferred Compounded Dividend Rate, Dividend Payment Date, Liquidation Preference, Repurchase Event, Stated Value, Initial Stated Value, MOIC or Applicable Minimum MOIC Amount (and the corresponding defined terms used in each of the foregoing defined terms, to the extent used in such defined terms); (ii) Section 2.04 (Ranking), Section 3.07 (Repurchase Event), Section 4.01 (Right to Compel an Asset Sale, IPO or Sale of the Company), Article VIII (Trigger Events and Remedies), Section 10.07 (Pro Rata Treatment; Non-Cash Offer), Section 10.08 (Indemnity) or this Section 2.02(c); (iii) the requirement of Section 2.03(a) that Dividends shall either be paid in cash by the Company or automatically compounded quarterly in arears on each applicable Dividend Payment Date; or (iv) the Redemption Price (including the definition thereof) of any such Series A Preferred Unit or delay the timing or change the method of payment with respect thereto other than as permitted pursuant to Section 10.07; or (v) the provisions of Section 3.06(e) or Section 5.01.
(d) Discriminatory Amendments. No amendment, modification, supplement or waiver (in each case, including by merger, consolidation or otherwise) of this Certificate of Designation that by its terms disproportionately impacts any Holder of Series A Preferred Units outstanding at such time relative to other Holders of Series A Preferred Units shall be permitted without the consent of such Holder. Subject to the foregoing, each Holder of Series A Preferred Units will have one vote per unit on any matter on which Holders of Series A Preferred Units are entitled to vote separately as a class, whether at a meeting or by written consent.

(e) For the avoidance of doubt and notwithstanding anything to the contrary in the Organizational Documents of the Company, the Holders of Series A Preferred Units shall have the exclusive consent and voting rights set forth in this Section 2.02 and Article IX and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Units entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of such Holders.
Section 2.03    Dividends.
(a)    From and after the Closing Date, Holders of the Series A Preferred Units shall be entitled to receive in respect of each such Series A Preferred Unit, as and when declared by the Company’s Board of Directors or any authorized committee thereof, from time to time, dividends accruing on a daily basis in arrears at the applicable Preferred Dividend Rate on the Stated Value of such Series A Preferred Units from time to time, which, to the extent declared by the Company’s Board of Directors, shall be paid in cash at the Preferred Cash Dividend Rate; provided that any Dividends not declared and paid in cash will accrue and be compounded quarterly in arrears on each Dividend Payment Date at the Preferred Compounded Dividend Rate on the Stated Value of such Series A Preferred Units. Dividends will be calculated on the basis of actual days elapsed over a year of 360 days consisting of twelve 30-day months.
(b)    At any time and from time to time when there are Accreted Dividends, the Company’s Board of Directors, or any authorized committee thereof, may declare and cause the Company to pay in cash, to the Holders on a record date fixed by the Board of Directors (which record date shall be not less than three nor more than 60 days prior to the next occurring Dividend Payment Date), a dividend per Series A Preferred Unit equal to all or a portion of such Accreted Dividends on such Series A Preferred Units.
(c)    Notwithstanding anything to the contrary contained herein, (i) no Dividend may be declared pursuant to Section 2.03(b) with respect to the Series A Preferred Units unless paid to the Holders immediately in cash (it being understood that no Dividends may be declared and paid pursuant to Section 2.03(b) in securities or otherwise “in kind”) and (ii) no Dividend shall be declared or paid pursuant to Section 2.03(b) in anticipation of a redemption of the Series A Preferred Units or any liquidation of the Company, in each case, except to the extent otherwise agreed by the Holder Majority.
Section 2.04    Ranking. The Series A Preferred Units (inclusive of any and all Dividends thereon) shall rank senior in priority of payment to all existing and future Preferred Equity (including Junior Share Capital but excluding any Senior Preferred Equity or Pari Preferred Equity permitted hereunder) and other Share Capital of the Company in respect of dividends and redemption rights and upon any liquidation, bankruptcy, dissolution or winding up of the Company.
Section 2.05    Additional Preferred Equity. The Company may not issue additional Preferred Equity unless in compliance with Section 7.01 and the other terms and conditions of this Certificate of Designation.

ARTICLE III

REDEMPTION
Section 3.01    Notice to Holders. If the Company elects to redeem the Series A Preferred Units pursuant to Section 3.06 hereof or is required to redeem the Series A Preferred Units pursuant to Section 3.07 hereof, it shall furnish to each Holder a notice in accordance with Section 3.03 hereof.
Section 3.02    Selection of Series A Preferred Units to Be Redeemed. If less than all of the Series A Preferred Units are to be redeemed at any time, the Series A Preferred Units of all Holders shall be redeemed, on a pro rata basis in proportion to the aggregate Liquidation Preference of all Series A Preferred Units held by each Holder.
Provisions herein that apply to Series A Preferred Units called for redemption also apply to portions of Series A Preferred Units called for redemption.
Section 3.03    Notice of Redemption. The Company shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, a notice of redemption not less than 10 days and not more than 60 days before the Redemption Date to each Holder of Series A Preferred Units to be redeemed (except in connection with a redemption that is subject to one or more conditions precedent, in which case such Redemption Date may extend until all such conditions are satisfied or waived by the Company).
The notice shall identify the Series A Preferred Units to be redeemed and shall state:
(a)    the section of this Certificate of Designation pursuant to which the redemption shall occur;
(b)    the Liquidation Preference of the Series A Preferred Units to be redeemed;
(c)    the Redemption Date;
(d)    the Redemption Price;
(e)    if the Company is not permitted by Law to redeem all of the Series A Preferred Units required to be redeemed or if the Series A Preferred Units are to be redeemed in part only (subject to Section 3.02), the portion of the Liquidation Preference of the Series A Preferred Units to be redeemed and that, after the Redemption Date upon the automatic surrender of such Series A Preferred Units, an annotation in the Register shall be made reflecting the updated Liquidation Preference equal to the unredeemed portion of the original Series A Preferred Units held by such Holder;
(f)    that the Series A Preferred Units shall be deemed automatically surrendered to the Company, redeemed and extinguished to collect the Redemption Price concurrently with payment of the Redemption Price (provided that, for the avoidance of doubt, no action by the holder shall be required to effect such surrender and any lack of action or action to the contrary shall not affect the effectiveness of the redemption as to such Series A Preferred Units on the Redemption Date, including with respect to the cessation of the accrual of Dividends on the Series A Preferred Units or the portion of Series A Preferred Units redeemed); provided, that the Company shall be entitled to delay payment of the Redemption Price in the event that a holder challenges such surrender, redemption or extinguishment;

(g)    that, unless the Company defaults in making such redemption payment, the Series A Preferred Units called for redemption shall cease to accrue Dividends on and after the Redemption Date; and
(h)    any condition to such redemption (which may be waived by the Company in its sole discretion).
Solely in the case of optional redemption in accordance with Section 3.06, such notice of redemption, and the related redemption, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Qualifying IPO or other transaction, and the surrender of any Series A Preferred Units called for redemption (which may be waived by the Company in its sole discretion). In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the redemption date as so delayed. The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person; provided that the Company shall remain liable for any failure by such Person to pay such Redemption Price or perform such obligations.
Section 3.04    Effect of Notice of Redemption. Once notice of redemption is delivered to the Holders in accordance with Section 3.03 hereof, subject to satisfaction, or waiver by the Company, of any conditions precedent relating thereto specified in the applicable notice of redemption, the Redemption Price of the Series A Preferred Units called for redemption shall become irrevocably due and payable on the Redemption Date. The notice, if delivered, mailed or caused to be mailed in a manner specified in Section 10.01 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Series A Preferred Unit designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Series A Preferred Unit.
Section 3.05    Deposit of Redemption Price.
(a)    The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds, to the respective Holders on the applicable Redemption Date subject to satisfaction, or waiver by the Company, of any conditions precedent relating thereto specified in the applicable notice of redemption. Prior to 2:00 p.m., New York City time, on the Redemption Date, the Company shall deposit with each Holder money sufficient to pay the Redemption Price of all Series A Preferred Units of such Holder to be redeemed on that Redemption Date, subject to satisfaction or waiver by the Company of any conditions precedent relating thereto specified in the applicable notice of redemption. Each such Holder shall promptly return to the Company any money deposited with the Holders by the Company in excess of the amounts necessary to pay the Redemption Price of, and accumulated and unpaid Dividends on, all Series A Preferred Units of such Holder to be redeemed.
(b)    If the Company complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, Dividends shall cease to accrue on the Series A Preferred Units or the portions of Series A Preferred Units called for redemption. If the amounts required to be paid in respect of any Series A Preferred Unit called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, without prejudice to any other rights that a Holder may have at Law or in equity, the Company shall pay on the date on which such amounts are actually paid, an additional amount equal to the amount of Dividends that would have accrued on (i) the unpaid Stated Value of such Series A Preferred Units, from the Redemption Date until such Liquidation Preference is paid, and (ii) any Dividends accumulated to the Redemption Date not paid on such unpaid Stated Value, in each case at the Preferred Dividend Rate.
Section 3.06    Optional Redemption.
(a)    At any time from and after the Closing Date, the Company may on one or more occasions redeem all (or a part, in accordance with Section 3.02) of the outstanding Series A Preferred Units held by the Holders on a pro rata basis, upon written notice as described under Section 3.03 hereof for an amount per unit equal to the Redemption Price (subject to the requirements of Section 10.07) that shall be paid in cash, subject to the satisfaction, or waiver by the Company of, any conditions precedent, on the Redemption Date set forth in the notice required under Section 3.03.
(b)    Any redemption pursuant to this Section 3.06 shall be made pursuant to the provisions of Sections 3.01 through Section 3.05 hereof and, may, for the avoidance of doubt, at the Company’s option, be subject to one or more conditions precedent (which may be waived by the Company in its sole discretion).
(c)    In addition to any redemption pursuant to this Section 3.06, the Company may at any time and from time to time purchase, exchange or redeem Series A Preferred Units in privately negotiated transactions, provided that any such privately negotiated transactions with the Company complies with the requirements of Section 10.07.
(d)    For greater certainty, the Series A Preferred Units are not redeemable at the Company’s election except pursuant to this Section 3.06 (including by operation of law or pursuant to any merger or consolidation).
(e)    Notwithstanding the foregoing, the Company shall not be permitted to redeem the Series A Preferred Units in part unless such redemption qualifies as an “exchange” within the meaning of Section 302(a) of the Code; provided, that, for purposes of determining whether a redemption of Series A Preferred Units with respect to a Holder so qualifies, the Company shall be entitled to assume that the Series A Preferred Units held by such Holder immediately prior to such redemption constitute all of the equity interests of the Company held by such Holder, directly, indirectly or constructively, at such time.
Section 3.07 Repurchase Event. Upon the occurrence of (a) a sale of all or substantially all of the assets of the Company and its Subsidiaries, (b) any liquidation, dissolution, bankruptcy or winding up (whether voluntary or involuntary) of the Company, any Intermediate Holding Company or any Material Subsidiary of the Company (in the case of liquidation, dissolution or winding up of such other Material Subsidiary, other than in connection with an internal reorganization), or (c) a Demand Failure (any such event, a “Repurchase Event”), then the Company shall be required to redeem for cash all of the then outstanding Series A Preferred Units at a price per unit equal to the applicable Redemption Price as of such Redemption Date.
If a Repurchase Event occurs and the Company does not have funds legally available for the redemption of all outstanding Series A Preferred Units, the Company shall redeem a pro rata portion of each Holder’s Series A Preferred Units to the fullest extent of such funds legally available, based on the respective amounts which would otherwise be payable in respect of the Series A Preferred Units to be redeemed if the Company’s legally available funds were sufficient to redeem all such units, and shall redeem the remaining Series A Preferred Units as soon as practicable after the Company has funds legally available therefor.
The Company will not, and will not permit any Subsidiary to, consummate any transaction described in clause (a) of the definition of Repurchase Event unless concurrently with the consummation of such transaction the Company redeems for cash all of the then outstanding Series A Preferred Units at a price per unit equal to the applicable Redemption Price as of such Redemption Date.
Section 3.08    No Conversion. The Series A Preferred Units shall not be convertible into any other securities of the Company.
ARTICLE IV

SALE DEMAND
Section 4.01    Right to Compel an Asset Sale, IPO or Sale of the Company.
(a)    Commencing from and after the earlier to occur of (i) the eighth (8th) anniversary of the Closing Date and (ii) in the case of a Repurchase Event, a failure by the Company to redeem for cash all of the then outstanding Series A Preferred Units at a price per unit equal to the applicable Redemption Price as of such Redemption Date (unless, in each case, all of the Series A Preferred Units have been redeemed on or prior to such date), a Holder Majority (such Holder Majority delivering such written notice, constituting the “Initiating Holders”) may deliver a written notice (a “Demand”) to the Company directing the Company to engage in a process to effect (x) an Asset Sale, (y) a Sale of the Company or (z) at the Company’s election after consultation with the Initiating Holders, a Qualifying IPO. Upon receipt of the Demand, the Company shall identify a nationally-recognized investment bank experienced in similar transactions (the “Investment Bank”) to conduct a Qualifying IPO, Sale of the Company or Asset Sale in accordance with this Section 4.01. The Company hereby agrees that, upon receipt of such Demand, it shall use its commercially reasonable best efforts to, and shall use commercially reasonable best efforts to cause the management of the Company and its controlled Affiliates to, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the Qualifying IPO, Sale of the Company or Asset Sale in accordance with this Section 4.01. If the Board of Directors pursues a Qualifying IPO, Sale of the Company or Asset Sale in accordance with this Section 4.01, then, subject to Section 4.01(j), each of the Holders shall take such steps and actions and use its rights and powers as a shareholder or director or otherwise of the relevant Group Member and shall give such co-operation and assistance as is reasonably required by the Board of Directors or the Initiating Holders, including as set out in Section 4.01(c).
(b)    The Investment Bank shall be directed to establish procedures reasonably acceptable to the Company to effect an orderly Qualifying IPO, Sale of the Company or Asset Sale with the objective of achieving the highest practicable value for all equityholders of the Company within a reasonable period of time. The Qualifying IPO, Sale of the Company or Asset Sale shall be conducted in accordance with such procedures and under the direction of the Company and, subject to this Section 4.01, the Holders each hereby agree that they will cooperate with the Company and the Investment Bank, and the Company, the Board of Directors and the Holders will use commercially reasonable best efforts to effect the Qualifying IPO, Sale of the Company or Asset Sale (whether by merger, sale of assets or equity interests in any Group Member or otherwise), including, without limitation, (i) in the case of an Qualifying IPO, (I) passing any resolutions and/or class consents necessary to: (a) transfer Series A Preferred Units to a new passive holding company (the “New Holding Company”), (b) reorganize or restructure the relevant Group Member’s equity capital or other securities, provided always that no Holder shall be obligated to exercise its voting rights to effect any such transfer or reorganization that would dilute its then proportionate economic or voting entitlement as compared with any other Holder or result in material adverse tax consequences to such Holder, (c) adopt such new constitutional documents of the relevant Group Members or the New Holding Company, (d) re-register the relevant Group Members or the New Holding Company as a public limited Company or other corporate form which is lawfully capable of issuing shares to the public and/or such other securities as are to be listed or traded and (e) make all applications to a relevant exchange necessary for the purposes of effecting the Qualifying IPO and (II) taking or causing to be taken all such actions as may be reasonably necessary or reasonably desirable in order to expeditiously effect the Qualifying IPO, and (ii) in the case of a Sale of the Company, (I) reviewing and considering in good faith any offers received from potential acquirers, responding as expeditiously as reasonably possible and in good faith to any bona fide offers received from potential acquirers and together with its advisors, negotiating reasonably, as expeditiously as reasonably possible and in good faith, the terms of any potential Sale of the Company, and (II) preparing a data room and an offering memorandum, preparing and attending management presentations, responding to due diligence inquiries, providing potential acquirers and their advisors with access to the Company’s books and records and personnel and requesting receipt of indications of interest from potential acquirers. Subject to this Section 4.01, if the Initiating Holders agree to accept restrictions on the transfer of some or all of their equity interests in the capital of the Group Members which is subject to a Qualifying IPO, then for any period after such Qualifying IPO, each other Holder shall agree to accept those restrictions in respect of the same proportion of its equity interests if and to the extent determined by the Company Board of Directors, in consultation with the Investment Bank, to be necessary or advisable to ensure the success and maximize the value of such Qualifying IPO. The Company will retain independent legal counsel of appropriate expertise, selected by the Company and reasonably acceptable to the Initiating Holders and the remaining Holders, as the case may be, to advise the Company and the Holders on such Qualifying IPO, Sale of the Company or Asset Sale. The Company will instruct such legal counsel to prepare all necessary documentation in connection with the Qualifying IPO, Sale of the Company or Asset Sale. The Company hereby agrees to pay all reasonable and documented out-of-pocket fees and expenses of the Investment Bank and such legal counsel in connection with such Qualifying IPO, Sale of the Company or Asset Sale. In connection with a transaction pursuant to this Section 4.01, the provisions of Section 4.01(d) shall apply to any transaction effected pursuant to this Section 4.01.
(c)    Upon the occurrence of a Demand Failure, then (A) such failure will constitute a Trigger Event until such time as such Qualifying IPO, Sale of the Company or Asset Sale is consummated and all Series A Preferred Units are redeemed in full and (B) the Initiating Holders shall have the right to take control of such offering or sale process (a “Controlled Process”), upon providing written notice to the Company and to the remaining Holders, as the case may be, of the Initiating Holders’ intention to take control of such process and shall have the right to conduct and effect a Qualifying IPO, Sale of the Company or Asset Sale in accordance with the procedures established by, and under the direction of, the Initiating Holders; provided, that, subject to Section 4.01(j), any such Controlled Process will be structured with the objective of achieving the highest practicable value for all equityholders of the Company within a reasonable period of time. In addition to any action required pursuant to Section 4.01(b), the Company, the Company’s Board of Directors shall cooperate with the Initiating Holders and the Investment Bank in such Controlled Process, shall vote all of their shares or other equity in favor of any Sale of the Company, Asset Sale or Qualifying IPO proposed pursuant to such Controlled Process and shall use their reasonable best efforts to effect such Sale of the Company, Asset Sale or Qualifying IPO. Subject to Section 4.01(j), each Holder hereby waives, and authorizes the Company to waive, any dissenter’s rights, appraisal rights or similar rights to the fullest extent under Delaware law or otherwise with respect to any Sale of the Company effected pursuant to a Controlled Process. All reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Initiating Holders in connection with a Controlled Process shall be borne by the Company.

(d)    Upon the consummation of a Sale of the Company or Asset Sale, after the payment of proceeds of any such applicable sale proceeds to any creditors of the Company, the Holders shall be entitled to receive, and the Company shall pay to such Holders, the remainder of the net sale proceeds among the Holders in accordance with this Certificate of Designation.
(e)    The following provisions shall be applied to any proposed Sale of the Company to which this Section 4.01 applies: The Company and, subject to Section 4.01(j) each Holder and each holder of common equity interests and Junior Share Capital shall take or cause to be taken all such actions as may be reasonably necessary or reasonably desirable in order to approve and expeditiously consummate such Sale of the Company pursuant to this Section 4.01 and any related transactions, including executing, acknowledging and delivering agreements (including any equity purchase agreement or similar agreement or any customary voting agreement to vote in favor of, support and not object to such Sale of the Company), consents, assignments, waivers (including a waiver of any dissenters’ rights, appraisal rights or similar rights to the fullest extent under Delaware law or otherwise related to such Sale of the Company and confirmation of such waiver upon request of the Initiating Holders) and other documents or instruments; furnishing information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with governmental authorities; voting all of their equity (if applicable) in favor of such Sale of the Company; causing their representatives on the Board of Directors of the Company to vote in favor of such Sale of the Company; exercising any drag along rights, proxies and other rights to compel votes to effect such Sale of the Company; and otherwise cooperating with the Holders and any third party; provided, however, that a Holder shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to such third party solely to the extent provided in this Section 4.01 and the immediately following sentence. Without limiting the generality of the foregoing, each Holder agrees to execute and deliver such agreements as may be reasonably specified by the Company or the Holders, including agreements that make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Series A Preferred Units or other equity and the power, authority and legal right to transfer such Series A Preferred Units or other equity in each case on a several and not joint basis and be severally and not jointly liable in respect of such representations, warranties, covenants and other agreements; provided, however, that the aggregate amount of liability in respect of such individual representations and warranties with respect to the Holders shall not exceed the proceeds actually received by such Holder in connection with such Sale of the Company; provided, further, that in no event shall any Holder or any of its respective Affiliates be required to enter into a non-compete, non-solicit, non-hire or similar restrictive agreement. In addition, the Company and not the Holders shall be solely liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of any Group Member (except with respect to any amounts placed in escrow, with respect to which the Holders shall be jointly and severally liable). Notwithstanding the foregoing, in no event shall any Holder in any such Sale of the Company be required to accept in respect of any Series A Preferred Units less than the amount that it would have received if the aggregate proceeds of such Sale of the Company were contributed to the Company and the Company redeemed the Series A Preferred Units.
(f)    Solely in the case of a Controlled Process, the Initiating Holders may, at their discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Qualifying IPO, Sale of the Company or Asset Sale and the terms and conditions thereof. Neither the Company nor any Holder, nor any of their respective Affiliates, to the fullest extent permitted by law, shall have any liability to any other Holder arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Qualifying IPO, Sale of the Company or Asset Sale except to the extent of a failure to comply with the provisions of this Section 4.01.

(g)    All reasonable and documented out-of-pocket costs and expenses incurred by the Holders and the Company in connection with any proposed Qualifying IPO, Sale of the Company or Asset Sale pursuant to this Section 4.01 (whether or not consummated), including all reasonable and documented attorneys’ fees and expenses, accounting fees and charges and finder’s, brokerage or investment banking fees, charges or commissions, shall be paid by the Company.
(h)    The closing of a Qualifying IPO, Sale of the Company or Asset Sale to which this Section 4.01 applies shall take place at such time and place as the Initiating Holders shall specify by notice to each Holder. At the closing of any such Sale of the Company, each Holder shall deliver the share transfer terms and certificates (if any) evidencing the shares to be sold by such Holder, duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any share (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.
(i)    Any transfer of Series A Preferred Units in compliance with this Section 4.01 shall be a Permitted Transfer under Section 6.01 of this Certificate of Designation.
(j)    Notwithstanding anything to the contrary in this Section 4.01 or otherwise in this Certificate of Designation, unless the Holder Majority otherwise provide their prior written consent, the Company shall not, after receipt of a Demand, consummate any Sale of the Company, Qualifying IPO or Asset Sale unless the net proceeds to be received by the Company or the Holders, as applicable, in such transaction are sufficient to permit the Company to pay in full, and is used to pay in full, (or the Holders otherwise receive pursuant to such transaction) the Redemption Price of each outstanding Series A Preferred Unit as of such date. Notwithstanding anything to the contrary in this Section 4.01 or in this Certificate of Designation, except for as permitted under Section 10.07, Series A Preferred Units shall not be exchanged for, converted into, or restructured into any other security without the prior written consent of the Holder Majority.
(k)    Upon the consummation of any Sale of the Company, Qualifying IPO or Asset Sale, the net proceeds of such transaction will be used in accordance with Article III hereof to redeem in full the Series A Preferred Units for the Redemption Price to the extent the Holders do not receive directly such proceeds.
(l)    If, at any time prior to any Sale of the Company, a Qualifying IPO, an Asset Sale or any similar transaction, the Company Board of Directors approves a bona fide Sale of the Company or Asset Sale to an un-Affiliated third party, a Qualifying IPO or any similar transaction in accordance with this Section 4.01, (i) each Holder shall consent to and raise no objections against any such Sale of the Company, Qualifying IPO, Asset Sale or any similar transaction, and (ii) if such Sale of the Company, Qualifying IPO, Asset Sale or other similar transaction is structured as a merger or consolidation, each Holder hereby waives, and shall waive, any dissenter’s rights, appraisal rights, or similar rights, including any rights provided under the DLLCA, in connection with such Sale of the Company, Qualifying IPO, Asset Sale or other similar transaction.
ARTICLE V

TAX
Section 5.01    Withholding Tax.
(a)    The Company and its paying agent shall be entitled to deduct and withhold Taxes on all payments and distributions (and deemed distributions) with respect to the Series A Preferred Units to the extent required by applicable Law; provided that the Company shall not deduct or withhold any Taxes with respect to any Holder that has provided a properly completed and executed IRS Form W-9 (or any successor form) certifying that such Holder is exempt from U.S. federal backup withholding, unless a change in applicable Law after the date hereof requires such deduction or withholding notwithstanding the delivery of such form (the “Tax Form Requirement”). To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the Holder in respect of which such deduction or withholding was made. If and to the extent the Company is required to pay (or otherwise becomes primarily liable for) any withholding Taxes in respect of any deemed or constructive Dividends on the Series A Preferred Units in respect of any Holder, then such Holder shall promptly reimburse the Company for the amount of such Taxes (including reasonable costs and fees incurred by the Company) upon receipt of written request therefor. The Company and its Affiliates shall be entitled to reduce any amounts otherwise payable in respect of such Series A Preferred Units (including any Dividends, distributions or other payments on the Series A Preferred Units) or any other amounts otherwise payable by the Company to the relevant Holder by the amount of any such Taxes to the extent the Company and its Affiliates have not been reimbursed by the relevant Holder pursuant to the preceding sentence.
(b)    The Company and each Holder shall cooperate in good faith with each other to minimize or eliminate any withholding or deduction on any distributions or deemed distributions with respect to the Series A Preferred Units, including by giving each other party a reasonable opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding.
ARTICLE VI

TRANSFERS
Section 6.01    Transfers.
(a)    Subject to the terms and conditions of this Section 6.01, a Holder of Series A Preferred Units can only transfer any Series A Preferred Unit (i) to its Affiliates or its Affiliated Holders or (ii) with the Company’s written consent, such consent not to be unreasonably withheld, conditioned or delayed, other third parties (other than third parties that are at such time Disqualified Institutions), in each case (each of the transfers described in (i) and (ii), a “Permitted Transfer”). In each case, to the extent such transfer is permitted or, if applicable, consented to pursuant to the foregoing, the Company will cooperate with such Holder in connection with such Permitted Transfer and the Company will recognize and register on its books any such transfer so long as it is transferred: (x) to any person or entity and (y) other than in relation to any transfer pursuant to subsections (i) or (ii) of the definition of Permitted Transfer or otherwise with the written consent of the Company, solely in amounts of units with no less than $2.0 million of Stated Value (in aggregate across all Affiliated Holders of such Holder) as of the time of such transfer (unless such transfer would result in the transfer of all Series A Preferred Units held by such Holder or such transfer is otherwise consented to by the Company).
(b)    Other than pursuant to a Permitted Transfer, a Holder may not transfer a Series A Preferred Unit to another Person.
(c)    Notwithstanding anything to the contrary in this Certificate of Designation, a Series A Preferred Unit may only be transferred to a Person that has satisfied the Tax Form Requirement. Any purported transfer of Series A Preferred Units that does not satisfy the requirements of this Section 6.01(c) shall be void ab initio.

(d)    Any Person who receives Series A Preferred Units pursuant to a Permitted Transfer and the terms and conditions of this Certificate of Designation shall be deemed to be a “Holder” for all purposes hereunder. Upon the transfer or surrender of any Series A Preferred Units other than in connection with a redemption of all of the Series A Preferred Units, the Company shall, upon the request of the record holder of such Series A Preferred Units, promptly (but in any event within five (5) Business Days after such request) update the Register to reflect such transfer or surrender. All transfers and exchanges of the Series A Preferred Units will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate, including by direct registration on the books and records of the Company, all transfers and exchanges permitted pursuant to this Section 6.01.
(e)    Notwithstanding anything to the contrary in this Certificate of Designation or any other agreement relating to the Series A Preferred Units, and without need of any consent of, or any further action by the Company or any other Person, each Holder shall be permitted to pledge or grant a security interest in all or a portion of its right, title and interest in such Holder’s Series A Preferred Units to secure the obligations of such Holder, to any Person (and/or any agent, trustee or representative of such Person) with respect to any loan, letter of credit or other extension of credit or indebtedness to or for the account of the Holder and any transfer of any such Holder’s right, title and interest in the Series A Preferred Units in respect of which such Holder granted a security interest in connection with a foreclosure of such security interest or other exercise of remedies under such indebtedness shall not require the consent of the Company or any other Person and such transfer shall be considered a Permitted Transfer.
(f)    Notwithstanding anything to the contrary herein, no transfer of Series A Preferred Units by any Holder shall be permitted unless such transfer is made in compliance with all applicable securities laws.
(g)    Each Holder agrees that for so long as it holds Series A Preferred Units it will not become party to a Cooperation Agreement. Notwithstanding the foregoing, or anything else to the contrary herein, in the event any Holder (or any Affiliate or Affiliated Holder of such Holder) enters into, becomes subject to, is bound by, or is otherwise deemed to be a party to a Cooperation Agreement, then, subject to the proviso set forth below, as liquidated damages for the injury to the Company from such action, such Holder shall, without any further action, forfeit its right to receive any payments (including from any redemption) from the Company in respect of any of such Holder’s Series A Preferred Units and such Series A Preferred Units shall be treated as no longer outstanding and as fully redeemed for all purposes under this Certificate of Designation; provided, however, that the forfeiture and redemption provisions of this Section 6.01(g) shall not be triggered unless and until such Holder has failed to dispose of, or cause the disposition of, the applicable Subject Debt and be released from the Cooperation Agreement within ten (10) Business Days following the date on which such Holder (or any of its officers, directors, or authorized representatives) obtains actual (and not constructive or imputed) knowledge that such Holder (or any Affiliate or Affiliated Holder of such Holder) has become subject to a Cooperation Agreement and holds Subject Debt (the “Cure Period”); provided, that, during the Cure Period, any Series A Preferred Units owned by such Holder shall be non-voting for all purposes of this Certificate of Designation. For the avoidance of doubt, if such Holder (or the applicable Affiliate or Affiliated Holder) effectuates a complete disposition of all applicable Subject Debt and is released from all obligations under the Cooperation Agreement prior to the expiration of the Cure Period, the forfeiture and redemption provisions of this Section 6.01(g) shall not apply with respect to such occurrence. Notwithstanding anything to the contrary contained in this Section 6.01(g), the terms of this Section 6.01(g) will not apply to a Holder that is party to a Cooperation Agreement that was entered into prior to the Closing Date and does not hold Subject Debt as of the Closing Date; provided, that, upon the date that such Holder acquires actual (and not constructive or imputed) knowledge that such Holder (or any Affiliate or Affiliated Holder of such Holder) holds Subject Debt, the provisions of this Section 6.01(g) shall apply to such Holder with respect to such Subject Debt.
ARTICLE VII
COVENANTS
The Company shall not, and the Company shall not permit any of its Subsidiaries to, take or effect any of the actions prohibited by this Article VII (as in effect as of the Closing Date or as subsequently amended or modified with the consent of the Holder Majority, the “Protective Covenants”) except with the vote or consent of the Holder Majority or as otherwise not prohibited by and consistent with the terms of the Protective Covenants. For the avoidance of doubt, unless otherwise noted, the defined terms used in this Certificate of Designation shall remain as defined herein. Notwithstanding anything to the contrary herein and for the avoidance of doubt, there shall be no limitation (and nothing set forth in this Article VII shall be construed to create any limitation) on the repayment, prepayment, redemption or retirement of any Indebtedness (including, for the avoidance of doubt, the making of any “AHYDO” catch-up payments) regardless of the lien or payment priority, holder, lender or payee with respect to such Indebtedness.
Section 7.01    Indebtedness; Preferred Equity.    The Company will not, and will not permit any of its Subsidiaries to, (x) incur any Indebtedness or (y) issue any Senior Preferred Equity or Pari Preferred Equity; provided, that, in each case, the foregoing provisions shall not prohibit the following:
(1)    Indebtedness under the Cablevision Credit Agreement in an amount equal to the aggregate outstanding principal amount of Indebtedness thereunder as of the Closing Date plus any accrued interest capitalized thereon after the Closing Date, and Permitted Refinancings thereof;
(2)    Guarantees by the Company or any Subsidiary of any Indebtedness of the Company or another Subsidiary, but solely if and to the extent that such guaranteed Indebtedness was permitted to be incurred by another provision of this Section 7.01;
(3)    Indebtedness of the Company owing to and held by any Subsidiary, or Indebtedness of a Subsidiary owing to and held by the Company or any Subsidiary;
(4)    any Indebtedness outstanding on the Closing Date (after giving effect to the Transactions); provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date in excess of $5 million shall be set forth on Schedule I;
(5)    Indebtedness under Currency Agreements, Commodity Hedging Agreements or Interest Rate Agreements entered into in order to hedge any operating expenses and capital expenditures incurred in the ordinary course of business, entered into for bona fide hedging purposes and not for speculative purposes;
(6)    Indebtedness consisting of (A) mortgage financings, Purchase Money Obligations in the ordinary course of business or other financings incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment or other assets, so long as incurred within 270 days of such purchase, design, construction, installation or improvement, or (B) Indebtedness otherwise incurred in the ordinary course of business to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal), plant or equipment;
(7)    Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Subsidiary or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or in respect of any governmental requirement, including in relation to a governmental requirement to provide a guarantee or bond, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business; (c) the financing of insurance premiums in the ordinary course of business; and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;
(8)    Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Share Capital of a Subsidiary not otherwise prohibited by this Certificate of Designation (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);
(9)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(10)    (x) the incurrence of additional Indebtedness and/or (y) the issuance of additional Senior Preferred Equity and/or Pari Preferred Equity in an amount not to exceed, collectively, (A) $100,000,000 or (B) $400,000,000 if such incurrence or issuance occurs after a Non-Consensual CSC Bankruptcy, or a Change of Control has occurred;
(11)    the issuance by the Company of Public Exchange Preferred Units pursuant to the Public Exchange;
(12)    the incurrence of additional Indebtedness, so long as, on a pro forma basis after giving effect to such incurrence, the Consolidated Total Net Debt Ratio is equal to or less than 4.50 to 1.00 (or, solely to the extent a Non-Consensual CSC Bankruptcy, or a Change of Control has occurred, the Consolidated Total Net Debt Ratio is equal to or less than 4.00 to 1.00);
(13)    the issuance of additional Senior Preferred Equity and/or Pari Preferred Equity by the Company, so long as, on a pro forma basis after giving effect to such issuance, the Consolidated Total Net Debt and Preferred Equity Ratio is equal to or less than 4.75 to 1.00 (or, solely to the extent a Non-Consensual CSC Bankruptcy, or a Change of Control has occurred, the Consolidated Total Net Debt and Preferred Equity Ratio is equal to or less than 4.00 to 1.00); and
(14)    the issuance of Junior Share Capital by the Company.
To the extent any Pari Preferred Equity is issued pursuant to clauses (10) or (13) of this Section 7.01, the opportunity to commit to provide such Pari Preferred Equity shall be offered by the Company first to each of the existing Holders on a pro rata basis based on the then current Stated Value of their holdings of then issued Series A Preferred Units (provided that if any Senior Preferred Equity or Pari

Preferred Equity is outstanding at such time, the Company may offer on a pro rata basis to all such holders) and, to the extent that any Holder has not agreed or declared its willingness in writing to subscribe for such Pari Preferred Equity within five (5) Business Days after receiving such offer from the Company, on the terms specified by the Company or any arranger of such Pari Preferred Equity, after being provided a bona fide opportunity to do so, the Company may then offer such opportunity to subscribe for that portion of such Pari Preferred Equity to any other Person on substantially the same terms offered to the Holders.
Section 7.02    Reports. The Company will provide Holders of the Series A Preferred Units the following financial statements:
(1)    within 120 days after the end of the Company’s fiscal year (or, if the Company elects to satisfy its obligation under this Section 7.02 by delivering financial statements of a Parent Entity, such Parent Entity’s fiscal year), annual financial statements containing, to the extent applicable, an audited consolidated balance sheet of the Company as of the end of the most recent fiscal year (and comparative information as of the end of the prior fiscal year) and audited consolidated income statements and statements of cash flow of the Company for the most recent fiscal year (and comparative information as of the end of the prior fiscal year), including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; and
(2)     within 60 days following the end of the first three fiscal quarters in each fiscal year of the Company (or, if the Company elects to satisfy its obligation under this Section 7.02 by delivering the quarterly financial statements of a Parent Entity, such Parent Entity’s fiscal quarter), an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed consolidated statements of income and cash flow for the most recent quarter and year-to-date period ending on the date of such unaudited condensed balance sheet, and the comparable prior year periods, together with condensed footnote disclosure.
From and after the occurrence of a Non-Consensual Trigger Event, the Company shall (a) concurrently with delivery of the financial statements described in Section 7.02(1) and Section 7.02(2) above (or such other deliverable permitted below under this Section 7.02), provide to the Holders a compliance certificate, setting forth a reasonably detailed calculation of the Consolidated Total Net Debt Ratio and the Consolidated Total Net Debt and Preferred Equity Ratio as of the last day of the most recently ended fiscal quarter, and (b) concurrently with the incurrence of Indebtedness or issuance of additional Senior Preferred Equity and/or Pari Preferred Equity with value in excess of $300,000,000 in reliance on Section 7.01(10), Section 7.01(12) or Section 7.01(13) above, in the aggregate in any transaction or series of related transactions, provide to the Holders a compliance certificate setting forth a reasonably detailed calculation of the Consolidated Total Net Debt Ratio and the Consolidated Total Net Debt and Preferred Equity Ratio, as applicable, as of the date of such issuance or issuances, as applicable, to demonstrate the Company’s compliance with its obligations set forth in Section 7.01(10), Section 7.01(12) and Section 7.01(13) above.
For the avoidance of doubt, the Company may satisfy its obligations under clauses (1) and (2) of this Section 7.02 by delivering the corresponding annual or quarterly reports of a Parent Entity; provided that to the extent that the Company is not the reporting entity and material differences exist between the management, business, assets, shareholding, results of operations or financial condition of the Company and such Parent Entity, the annual and quarterly reports shall give a reasonably detailed description of such differences or shall include the consolidated balance sheet, income statements and cash flow statement of the Company and its Subsidiaries; provided further, that, financial statements consistent with the reporting of CSC Holdings’ “Unrestricted Group” historical past practices included in Optimum’s financial statements shall be deemed to include a reasonably detailed description of such differences and be satisfactory for purposes of this Section 7.02. In addition, the Company will be deemed to have furnished the reports referred to in clauses (1) and (2) above if the Company or a Parent Entity thereof has filed reports containing such information with the SEC or posted such reports on its website.
Any Holder may request the receipt of the annual and quarterly financial statements that were delivered to the lenders under the Cablevision Credit Agreement (or any successor financing agreement thereto) by written request to the Company. The Company makes no representation to the Holders that such financial statements do not include any material, non-public information and the Company shall have no obligation for, and the Holder will not have any rights with respect to, the cleansing of any material, non-public information included in such financial statements.
All financial statement information shall be prepared in accordance with GAAP as in effect on the date of such report or financial statement and on a consistent basis for the periods presented; provided, however, that the reports set forth in clauses (1) and (2) of this Section 7.02 may, in the event of a change in GAAP, present earlier periods on a basis that applied to such periods. No report need include separate financial statements for the Company or any Subsidiary or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type that would customarily be included in a report of this nature, and, subject to the Company’s election to apply IFRS, in no event shall IFRS information or reconciliation to IFRS be required.
Section 7.03    Company Independent Director.    For so long as any Series A Preferred Units remain outstanding, the Company shall at all times cause the Board of Directors to include at least one member who would qualify as independent under the listing standards of the New York Stock Exchange if the Company were a listed entity and who holds no position with Optimum or any of its Affiliates (other than the Company and its Subsidiaries) (the “Company Independent Director”), who shall be selected by the Company. The Company shall not take any action, and shall not permit any action to be taken, that would result in there being no Company Independent Director then serving on the Board of Directors while any Series A Preferred Units remain outstanding, and shall use commercially reasonable efforts to promptly fill any vacancy in the position of Company Independent Director that results in noncompliance with this Section 7.03. For so long as any Series A Preferred Units remain outstanding, the Company shall not approve the filing or commencement of any voluntary bankruptcy or insolvency case of the Company or any of its material Subsidiaries without the consent of the Company Independent Director, provided that if there is more than one Company Independent Director at the time, without the consent of a majority of the Company Independent Directors. For the avoidance of doubt, the requirements of this Section 7.03 are in addition to, rather than in lieu of, the requirements of Section 7.06 of this Certificate of Designation (including any approvals of the Cablevision Independent Director required thereunder).
Section 7.04    Restricted Payments.    Solely to the extent a Non-Consensual Trigger Event has occurred, the Company will not declare or pay any dividend, make any payment or distribution or redeem, retire, purchase or otherwise acquire, directly, or indirectly (including via another Group Member), on account of the Company’s common equity interests or the Company’s Junior Share Capital to the holders thereof in such capacity (any such restricted payment, a “Restricted Payment”); provided, that the foregoing provision shall not prohibit:

(1)    to the extent constituting Restricted Payments, any payments made pursuant to the Shared Services Agreement, the IP License Agreement or the Tax Sharing Agreement, provided such payments are made in the ordinary course of business or substantially consistent with past practice;
(2)    to the extent constituting Restricted Payments, any payments made in connection with the Transactions;
(3)    any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would not have been restricted by this Section 7.04;
(4)    dividends or distributions to any Parent Entity in amounts equal to (without duplication) the amounts required for any Parent Entity to pay:
(A)    without duplication of any amounts paid pursuant to the Tax Sharing Agreement, Related Taxes, provided such amounts are paid in the ordinary course of business or substantially consistent with past practice; and
(B)    amounts constituting or to be used for purposes of making payments to the extent specified in Section 7.05(b)(3), solely with respect to fees and expenses incurred in connection with the transactions described therein, and Section 7.05(b)(4); and
(5)    any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment, the Consolidated Total Net Debt Ratio is equal to or less than 4.00:1.00.
Notwithstanding anything to the contrary contained in this Section 7.04, after a Non-Consensual Trigger Event has occurred, all Restricted Payments must be made in cash (which may be netted or offset against obligations otherwise owed); provided, that, the Company and its Subsidiaries may, to the extent constituting Restricted Payments, make distributions and transfers in a form other than cash (including by way of asset transfer, investment or indebtedness) by the Company and/or its Subsidiaries to any of their respective Affiliates (other than the Company and/or its Subsidiaries) solely where such distribution or transfer is made for bona fide corporate asset management, planning or general corporate purposes and not for the purpose of (i) asset stripping or (ii) hindering, delaying or impeding the payment of all or a portion of the Redemption Price or any other payment in respect of the Series A Preferred Units hereunder.
Section 7.05    Limitations on Affiliate Transactions.
(a)    Solely to the extent a Non-Consensual Trigger Event has occurred, neither the Company nor any Subsidiary of the Company will enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (other than another Group Member) (any such transaction or series of related transactions being “Affiliate Transactions”) involving aggregate value in excess of $10.0 million unless:
(1)    the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or Subsidiary, as applicable, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s-length dealings with a Person who is not an Affiliate, or, if there are no comparable transactions involving non-Affiliates to apply for comparative purposes, the transaction is otherwise on terms that, taken as a whole, the Company has conclusively determined in good faith to be fair to the Company or such Subsidiary, as applicable; and
(2)    in the event such Affiliate Transaction involves an aggregate value in excess of $50.0 million, the terms of such transaction or series of related transactions have been approved by a resolution of the majority of the members of the Board of Directors of the Company resolving that such transaction complies with clause (1) above. An Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 7.05 if either (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) the Company obtains a letter from an Independent Financial Advisor stating that such transaction is fair to the Company from a financial point of view or stating that the terms are not materially less favorable to the Company than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person on arm’s length basis.
(b)    The provisions of the foregoing clause (a) will not apply to:
(1)    any transaction expressly permitted hereunder, including any Restricted Payment permitted pursuant to Section 7.04;
(2)    [Reserved];
(3)    any issuance or sale of Share Capital, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Share Capital of a Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case in the ordinary course of business;
(4)    the payment of reasonable fees and reimbursement of expenses to, and customary indemnities and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Company, any Subsidiary or any Parent Entity (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);
(5)    the Transactions and payments of all fees and expenses related thereto;
(6)    the formation and maintenance of any consolidated group for tax, accounting or management purposes in the ordinary course of business;
(7)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services and joint ventures, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture arrangements), which are fair to the Company in the reasonable determination of the Board of Directors or an officer of the Company, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(8)    issuances or sales of Share Capital of (i) the Company or a Subsidiary to its direct Parent Entity or (ii) the Company or Subsidiary to the Company or another Subsidiary;
(9)    any participation in a rights offer or public tender or exchange offers for securities or debt instruments issued by the Company that are conducted on arm’s length terms and provide for the same price or exchange ratio, as the case may be, to all holders accepting such rights, tender or exchange offer;
(10)    transactions between the Company and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Company or any Parent Entity; provided, however, that such director abstains from voting as a director of the Company or such Parent Entity, as the case may be, at any board meeting approving such transaction on any matter involving such other Person;
(11)    payments to and from, and transactions with, any joint ventures existing on the Closing Date or otherwise entered into in the ordinary course of business or consistent with past practices (including, without limitation, any cash management activities related thereto);
(12)    commercial contracts (including franchising agreements, shared services agreements), tax sharing agreements, business services related agreements or other similar arrangements) between an Affiliate of the Company and the Company that are on arm’s length terms or on a basis that senior management of the Company reasonably believes allocates costs fairly; and
(13)    transactions pursuant to the Shared Services Agreement, the IP License Agreement or the Tax Sharing Agreement;
provided, that, notwithstanding anything to the contrary contained in this Section 7.05, in the event that the Company and/or its Subsidiaries have entered into Affiliate Transactions (excluding, for the avoidance of doubt, any transaction described in clauses (1) through (13) of this Section 7.05(b)) after a Non-Consensual Trigger Event has occurred resulting in a net cash payment or other payment or distribution in cash or other assets to an Affiliate equal to or greater than $300,000,000 in any trailing twelve-month period, the entry into any additional Affiliate Transactions (other than, for the avoidance of doubt, any transaction described in clauses (1) through (13) of this Section 7.05(b)) shall require the prior approval of a majority of the Company Independent Directors.
Section 7.06    Cablevision Independent Director.
For so long as any Series A Preferred Units remain outstanding, the Company shall at all times:
(a)    cause the Board of Directors of Cablevision UnSub HoldCo and the boards of each of its material subsidiaries that are corporations (each a “Material Corporation Subsidiary”) to include at least one member who would qualify as independent under the listing standards of the New York Stock Exchange if Cablevision UnSub HoldCo were a listed entity and who holds no position with Optimum or any of its Affiliates (other than the Company and its Subsidiaries) (the “Cablevision Independent Director”), who shall be selected by the Company; provided, that the Company shall have a period of 30 days from the Closing Date to cause Cablevision Unsub HoldCo and each Material Corporation Subsidiary to appoint such Cablevision Independent Director; provided, further, if there is a material impediment to appointing the Cablevision Independent Director at a given Material Corporation Subsidiary within such 30-day period, then the Company shall cause the Cablevision Independent Director to be appointed at such Material Corporation Subsidiary as soon as reasonably practicable thereafter (prior to which such Material Corporation Subsidiary shall constitute an “Excluded Material

Corporation Subsidiary”). The Company shall not take any action, and shall not permit any action to be taken, that would result in there being no Cablevision Independent Director then serving on the Board of Directors of Cablevision UnSub HoldCo or any Material Corporation Subsidiary while any Series A Preferred Units remain outstanding, and shall use commercially reasonable efforts to promptly fill any vacancy in the position of Cablevision Independent Director that would otherwise result in noncompliance with this Section 7.06;
(b)    cause the Cablevision Independent Director to have the exclusive authority to approve (i) the filing or commencement of any voluntary bankruptcy or insolvency case of Cablevision UnSub HoldCo or any of its material Subsidiaries and (ii) any amendment to the organizational documents of Cablevision UnSub HoldCo or any of its material Subsidiaries that are limited liability companies (each a “Material LLC Subsidiary”) which would result in a Material LLC Subsidiary no longer being, directly or indirectly, member-managed by Cablevision UnSub HoldCo; provided that the Cablevision Independent Director shall have no rights or responsibilities as a member of the Board of Directors or the board of any Material Corporation Subsidiary other than for the approvals contemplated by this clause (b); and
(c)    cause the organizational documents of Cablevision UnSub HoldCo and each Material Corporation Subsidiary (other than any Excluded Material Corporation Subsidiary) to provide for the rights provided in this Section 7.06 (as applicable), and provide that the Holders shall be parties or be named as third party beneficiaries to such organizational documents, with the right to enforce the rights provided in this Section 7.06, and any modification of such rights without the consent of the Holder Majority to be ultra vires.
Section 7.07    Anti-Layering.
(a)    The Company will not permit any of its Subsidiaries to create, issue or sell, or agree to create, issue or sell, Share Capital (other than Preferred Equity of a Subsidiary in a transaction subject to and permitted by Section 7.01) to any Person other than the Company or any wholly-owned Subsidiary of the Company, except creations, issuances and sales of Share Capital in compliance with this Certificate of Designation and the LLC Agreement (x) to non-Affiliates of the Company in connection with bona fide joint ventures and similar partnerships or arrangements with third parties that are not Affiliates of the Company or (y) constituting a sale of all of the Share Capital of a Subsidiary to a non-Affiliate.
ARTICLE VIII
TRIGGER EVENTS AND REMEDIES
Section 8.01    Trigger Events. A “Trigger Event” wherever used herein, means (a) any Protective Provision Breach Event, (b) any Demand Failure and (c) any failure to mandatorily redeem 100% of the outstanding Series A Preferred Units pursuant to the requirements of Section 3.07.
Section 8.02    Remedies for Trigger Event. If a Trigger Event occurs and is continuing, the applicable Preferred Dividend Rate will be subject to an automatic increase (during the occurrence of a single Trigger Event or multiple concurrent Trigger Events) by 2.00% per annum until such Trigger Event is no longer continuing (including as a result of a cure or waiver of such Trigger Event); provided, that the Preferred Dividend Rate shall increase by only 2.00% per annum if there are multiple Trigger Events occurring and continuing (as opposed to 2.00% per annum multiplied by the number of Trigger Events). The exercise of the remedy contained in this Section 8.02 by the Holders shall not prevent the exercise of any other right or remedy by the Holders in respect of any Trigger Event; provided, that any such other right or remedy shall in no event include the right to acceleration, put rights or mandatory redemptions or repurchases.
Section 8.03    Waiver of Past Defaults. A Holder Majority, by written notice to the Company, may on behalf of the Holders of all of the Series A Preferred Units waive any existing Trigger Event or Default and its consequences hereunder (except for any failure to make any payment on the Series A Preferred Units when due or as provided in Sections 2.02(c) or 9.01). Upon any such waiver, such Default shall cease to exist, and any Trigger Event arising therefrom shall be deemed to have been cured for every purpose herein; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER
Section 9.01    With Consent of Holders.
(a)    Subject to Section 2.02(c) and Section 2.02(d), the Holder Majority may, by vote or written consent (including any consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Series A Preferred Units), on behalf of all Holders of Series A Preferred Units, (i) amend, modify, supplement or waive any of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders and (ii) waive any Default or Trigger Event and its consequences hereunder.
(b)    Promptly, and in no event later than two (2) Business Days, after an amendment, supplement or waiver under this Section 9.01 or Section 2.02 becomes effective, the Company shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.
Section 9.02    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Series A Preferred Unit or portion of a Series A Preferred Unit that evidences the same unit as the consenting Holder’s Series A Preferred Unit, even if notation of the consent is not made. However, any such Holder or subsequent Holder may revoke the consent as to its Series A Preferred Units if the Company and the Holders receive written notice of revocation before the date the consent becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.
ARTICLE X

MISCELLANEOUS
Section 10.01    Notices. Any notice or other communication required or permitted to be delivered to any party under this Certificate of Designation will be in writing and delivered by (a) email or (b) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company and, with respect to the Company, to the email address or physical address listed below:
To:    c/o CSC Investments II LLC

One Court Square West
Long Island City, NY 11120
Attention: General Counsel Office; Marc Sirota; Michael Olsen
Email: marc.sirota@optimum.com; michael.olsen@optimum.com

With a copy, which shall not constitute notice, to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020-1095
Attn: Thomas E Lauria (tlauria@whitecase.com)
Jonathan Michels (jmichels@whitecase.com)

White & Case LLP
555 South Flower Street, Suite 2700
Los Angeles, California 90071-2433
Attn: Brenda Dieck (bdieck@whitecase.com)

White & Case LLP
609 Main Street, Suite 2900
Houston, Texas 77002
Attn: A.J. Ericksen (aj.ericksen@whitecase.com)

Notice or other communication pursuant to this Section 10.01 will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. New York City time on the next Business Day.
Section 10.02    Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
Section 10.03    Governing LawSection 10.04    . This Certificate of Designation and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Certificate of Designation or the negotiation, execution or performance of this Certificate of Designation (all questions relating to the interpretation or enforcement of this Certificate of Designation) will be governed by and construed in accordance with the internal Laws of the State of Delaware, including its statute of limitation, without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.
Section 10.04    No Reissuance of the Series A Preferred Units. No Series A Preferred Units acquired by the Company by reason of redemption, purchase or otherwise will be reissued or held in treasury for reissuance, and the Company will take all necessary action to cause such units to be cancelled, retired and eliminated from the units which the Company will be authorized to issue.

Section 10.05    Rights and Remedies of Holders.
(a)    The rights provided to Holders set forth under this Certificate of Designation are for the benefit of such Holders and will be enforceable by them, including by one or more actions for specific performance. The Company acknowledges that the subject matter of this Certificate of Designation is unique and that the Holders would be damaged irreparably in the event that any of the provisions of this Certificate of Designation are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, the Company agrees that the Holders shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designation and to enforce specifically the terms and provisions of this Certificate of Designation in addition to any other remedies to which they may be entitled, at law or in equity. The Company waives any defence that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Certificate of Designation. Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.
(b)    For the avoidance of doubt, any of the actions prohibited by or taken in contravention of the provisions herein, including by Section 2.02, Section 9.01 and the Protective Covenants, shall be ultra vires, null and void ab initio and of no force or effect. Further, the Company and its Subsidiaries shall not, by amendment, alteration or repeal of this Certificate of Designation (whether by merger, consolidation, operation of Law, or otherwise) or through any transaction that would trigger a Repurchase Event or any other reorganization, recapitalization, transfer of assets, amalgamation, consolidation, merger, dissolution, disposition, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designation by the Company or any of its Subsidiaries.
Section 10.06    Creditors. None of the provisions of this Certificate of Designation shall be for the benefit of or enforceable by any creditors of the Company or any of its Subsidiaries or Affiliates, and no creditor who makes a loan to the Company or any of its Subsidiaries or its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the profits, losses, dividends, capital or property of the Company other than as a secured creditor.
Section 10.07    Pro Rata Treatment; Non-Cash Offer.(a)
Except as otherwise provided by this Certificate of Designation, any distributions or other payments of any kind made directly or indirectly (including any purchase, exchange or acquisition or retirement for value) by the Company, its Subsidiaries or any Parent Entities or any of their respective Affiliates, in each case, in respect of the Series A Preferred Units, in cash or any other form of consideration, whether effected directly pursuant to a distribution or payment, or pursuant to any transaction, merger, consolidation, reorganization, hypothecation, recapitalization, restructuring, amalgamation, conversion, assignment, transfer, sale, exchange, swap or any other transaction (or any series or combination thereof) (any of the foregoing, a “Distributing Transaction”), shall be made or allocated among the Holders pro rata in proportion to the then-current aggregate Liquidation Preference of all Series A Preferred Units held by each such Holder relative to the aggregate Liquidation Preference of all issued and outstanding Series A Preferred Units held by all Holders; provided, that, notwithstanding anything set forth herein to the contrary, any Holder may consent to receive, and so receive, consideration in a form other than cash (or combination of cash and non-cash consideration) and/or dispose of or exchange its investment in the

Series A Preferred Units in exchange for such consideration or enter into such other Distributing Transaction with respect to its Series A Preferred Units (a “Non-Cash Offer”) without the consent of any other Holder so long as either (i)(A) all other Holders are offered the same terms and consideration comprising the Non-Cash Offer or enter into such other Distributing Transaction on the same terms as all such other Holders, on a pro rata basis, and (B) any such Holder does not accept such Non-Cash Offer, or (ii) if any Holder is not offered the same Non-Cash Offer on the same terms as all other Holders on a pro rata basis for any reason, then, in the case of the foregoing clauses (i) and (ii), such Holder of Series A Preferred Units shall be paid an amount equal to the greater of (x) the then applicable Redemption Price applicable to such Series A Preferred Units held by such Holder, and (y) an amount necessary to result in the payment of an amount necessary to result in a MOIC equal to the product of 1.50 multiplied by the Initial Stated Value of such Series A Preferred Units at substantially the same time as payment is made pursuant to such Non-Cash Offer. So long as any Holder is redeemed in full in accordance with this Section 10.07, the Company shall have no obligation to offer the Non-Cash Offer to any Holder and the payment of any non-cash consideration (or combination of cash or Non-Cash Consideration) to and/or option to dispose of or exchange its investment in the Series A Preferred Units or entry into such other Distributing Transaction by a Holder accepting such consideration shall be deemed to be a pro rata payment in compliance with this Certificate of Designation without need for valuation evidencing the same. For the avoidance of doubt, the requirements set forth in this Section 10.07 shall apply to any Distributing Transaction that has the economic effect of, directly or indirectly, providing differential consideration, value, or benefit to any Holder relative to any other Holder in respect of their respective Series A Preferred Units, regardless of the form, structure, or characterization of such Distributing Transaction.
Section 10.08    Indemnification; Expense Reimbursement.
(a)    Without limitation of any other provision of the LLC Agreement (including this Certificate of Designation) the Company agrees to defend, indemnify and hold each Holder, their Affiliate Holders and their respective Affiliates, direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, managers, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Holder Indemnified Parties” and, individually, a “Holder Indemnified Party”) harmless from and against any and all damages, liabilities, losses, claims, fines, penalties, interest, judgments, and reasonable costs and expenses (including reasonable fees of a single counsel representing the Holder Indemnified Parties (the selection of such counsel to be made subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed)), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third party claims and including all amounts paid in investigation, defense or settlement of the foregoing) (“Losses”) which may be sustained or suffered by any such Holder Indemnified Party, based upon, arising out of, or by reason of, the Transactions or, following the Closing Date, this Certificate of Designation (including any CSC Creditor Enforcement Action); provided, however, that the Company will not be liable to the extent that such Losses arise from and are based on (i) an untrue statement or omission or alleged untrue statement or omission in any registration, prospectus, report, schedule, statement, document, filing, submission, form, registration or other document filed with any Governmental Authority, which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Holder Indemnified Party, (ii) actions solely among Holder Indemnified Parties or (iii) conduct by a Holder Indemnified Party which constitutes fraud, gross negligence or willful misconduct.
(b)    If the indemnification provided for in Section 10.08(a) above for any reason is held by a court of competent jurisdiction to be unavailable to a Holder Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Holder Indemnified Party thereunder, shall contribute to the amount paid or payable by such Holder Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Holders, as applicable, or (ii) if the allocation provided by the immediately preceding clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the immediately preceding clause (i) but also the relative fault of the Company and the Holders, as applicable, in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Holders, as applicable, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Holders, as applicable, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(c)    The provisions of this Section 10.08 shall not be construed to limit the power of the Company to indemnify its members, managers, officers, employees or agents to the fullest extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 10.08 and nothing contained in this Section 10.08 shall limit any lawful rights to indemnification existing independently of this Section 10.08. The right of indemnification hereby provided shall not be exclusive of, and shall not affect, any other rights to which a Holder Indemnified Party may be entitled at law, under other agreements or otherwise. The Company acknowledges that an indemnified party may have certain rights to indemnification, advancement of expenses and/or insurance provided by its fund sponsor or other affiliates (collectively, the “Sponsor Indemnitors”). The Company agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the indemnified party are primary and any obligation of the Sponsor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnified party are secondary), (ii) it shall be required to advance the full amount of expenses incurred by such Holder Indemnified Party and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Designation, the Company’s organizational documents, or any other agreement between the Company and such Holder Indemnified Party, without regard to any rights such Holder Indemnified Party may have against the Sponsor Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Sponsor Indemnitors from any and all claims against the Sponsor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Sponsor Indemnitors on behalf of such Holder Indemnified Party with respect to any claim for which such Holder Indemnified Party has sought indemnification from the Company shall affect the foregoing and the Sponsor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnified party against the Company. The Company and such indemnified party agree that the Sponsor Indemnitors are express third party beneficiaries of the terms of this Section 10.08.
(d)    The Company shall reimburse each Holder, Affiliated Holder and their respective Affiliates, within thirty (30) days following written demand therefor, for all reasonable and documented out-of-pocket costs and expenses (including attorney’s fees, but limited, in the case of attorney’s fees, to a single firm of counsel to the Holders, taken as a whole (and, solely in the case of a conflict of interest or a potential conflict of interest, one additional primary counsel) (the selection of such counsel to be made subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed)) incurred by such Person in connection with (i) enforcing, protecting, or preserving any of its rights, powers, privileges, or remedies (including any right to receive payments, dividends, or redemption proceeds hereunder) under this Certificate of Designation and (ii) any amendments, modifications or waivers of the provisions of any of the Preferred Units, this Certificate of Designation and related documentation (whether or not the transactions contemplated thereby shall be consummated, but only to the extent that such amendments, modifications or waivers were requested by the Company).

Schedule I
None.
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